Exhibit 10.38

LOAN AGREEMENT

between

ESP SEVEN SUBSIDIARY LLC
as Borrower

and

GENERAL ELECTRIC CAPITAL CORPORATION
as Lender

October 16, 2007

i

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A	—	LEGAL DESCRIPTION OF PROJECT
SCHEDULE 1.1(A)	—	VALUATION AMOUNTS
SCHEDULE 1.1(B)	—	PROJECT INFORMATION
SCHEDULE 1.1(C)	—	LIST OF SITE ASSESSMENTS
SCHEDULE 2.1	—	ADVANCE CONDITIONS
SCHEDULE 4.1	—	ORGANIZATIONAL MATTERS

SCHEDULE 4.1(A)	—	BORROWER’S ORGANIZATIONAL STRUCTURE
SCHEDULE 4.6	—	ZONING REPORTS AND PROPERTY CONDITION REPORTS
SCHEDULE 8.15	—	IMMEDIATE REPAIRS

LIST OF DEFINED TERMS

Affiliate	1
Agreement	1
Anti-Money Laundering Laws	1
Assignment of Rents and Leases	1
Bank Secrecy Act	2
Bankruptcy Party	30
Borrower	1
Borrower Party	2
Budget	2
Business Day	2
Cash on Cash Return	2
Closing Date	2
Collateral	2
Contract Rate	2, 8
Debt	2
Debt Service	2
Debt Service Coverage	3
Default Rate	3
Environmental Laws	3
ERISA	16
Eurodollar Business Day	4
Event of Default	3
Financial Institution	3
Guarantors	3
Guaranty	3
Hazardous Materials	3
IEEPA	29
Interest Holder	3, 24
Joinder Party	3
Lender	1
Libor Rate	3
Lien	4
Loan	4
Loan Documents	4
Loan Year	4
Lockout Period	9
Maturity Date	4
Mortgage	4
Net Cash Flow	4
Note	5
OFAC	5
Operating Expenses	5
Operating Revenues	5

v

Patriot Act	5
Person	5
Potential Default	5
Prepayment Premium Period	9
Project	5
Restoration Threshold	6
Single Purpose Entity	6
Site Assessment	6
Specially Designated National and Blocked Persons	6
Standard Adjustments	6
Transfer	6, 23
TWEA	29
U.S. Person	7
UCC	7
Underwritten NOI	7
Underwritten Operating Expenses	7
Underwritten Operating Revenues	7

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is entered into as of October 16, 2007 between GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Lender”), and ESP SEVEN SUBSIDIARY LLC, a Delaware limited liability company (“Borrower”).

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1    Certain Definitions. As used herein, the following terms have the meanings indicated:

“Additional Project” has the meaning assigned in Section 2.9.

“Affiliate” means, as to any Person, (a) any corporation in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b) any partnership, joint venture or limited liability company in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, is a partner, joint venturer or member, (c) any trust in which such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, or any individual related by birth, adoption or marriage to such Person, is a trustee or beneficiary, (d) any entity of any type which is directly or indirectly owned or controlled by (or is under common control with) such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, (e) any partner, shareholder, director, officer, member, manager or employee of such Person, or (f) any individual related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of such Person. Each Borrower Party shall be deemed to be an Affiliate of Borrower.

“Agreement” means this Loan Agreement.

“Anti-Money Laundering Laws” means those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a Financial Institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

“Applicable Margin” means, for each calendar quarter, the applicable amount for such quarter, as determined in accordance with Section 2.2(1).

“Assignment of Rents and Leases” means each Assignment of Rents and Leases, executed by Borrower or a Subsidiary for the benefit of Lender, and pertaining to leases of space in a Project.

“Average Daily Balance” means, for any calendar quarter, the mean average daily closing balance of the Loan during such calendar quarter.

“Bank Secrecy Act” means the Bank Secrecy Act, 31 U.S.C. Sections 5311 et seq.

“Borrower Party” means any Joinder Party, each Subsidiary, Extra Space of Pennsylvania LLC, a Utah limited liability company, Extra Space Management, Inc., a Utah corporation, ESP 7, and Extra Space of Pennsylvania Two LLC, a Utah limited liability company, and any general partner or managing member in Borrower, at any level.

“Borrowing Base” means, as of any date of determination, an amount equal to the least of (a) the Maximum Commitment, (b) eighty-five percent (85%) of the sum of the Valuation Amounts of all Projects then serving as Collateral and (c) the principal amount that would result in a Debt Service Coverage of 1.15:1.00; provided, however, the Valuation Amount and Underwritten NOI of the “1195 Lanham, MD” Project shall be excluded from Borrowing Base calculations until such time as Lender has received evidence reasonably acceptable to Lender that (i) the Mortgage covering such Project has been recorded in the appropriate real property records and (ii) all state and county taxes for such Mortgage have been paid in full; provided further, that if the preceding clauses (i) and (ii) have not been satisfied on or before the date which is ninety (90) days after the Closing Date, the Valuation Amount and Underwritten NOI of the “1195 Lanham, MD” Project shall be permanently excluded from Borrowing Base calculations and the Mortgage executed by Extra Space of Lanham LLC shall be retuned to Borrower.

“Business Day” means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the State of New York are not open for general banking business.

“Closing Date” means the date of the “gap” closing (i.e., upon the Title Company’s irrevocable written commitment to issue to Lender the Title Insurance Policies and Lender’s acknowledgment of the satisfaction of the other conditions set forth in Part A of Schedule 2.1).

“Collateral” means the Projects and all other “Mortgaged Property” described in the Mortgages, and any other property that at any time secures the Loan or any portion thereof.

“Contract Rate” has the meaning assigned in Article 2.

“Contribution Agreement” means that certain Contribution and Indemnity Agreement of even date herewith executed by Borrower and the Subsidiaries in favor of each other.

“Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or any of its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person or any of its assets would be liable or subject, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, but not including any REIT Distributions, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person or any of its assets is liable or subject, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person or any of its assets is liable or subject, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Debt Service” means the aggregate interest, fixed principal, and other payments due under the Loan (and under any other permitted Debt relating to the Projects expressly approved by Lender), but not including Excess, for the period of time for which calculated (unless otherwise noted). The foregoing calculation shall exclude payments applied to escrows or reserves required by Lender.

“Debt Service Coverage” means, as of any date, the ratio of annualized Underwritten NOI for the immediately preceding twelve (12) calendar months to annualized Debt Service.

“Default Rate” means the lesser of (a) the maximum per annum rate of interest allowed by applicable law, and (b) the Contract Rate plus five percent (5%) per annum.

“Environmental Laws” means any federal, state or local law (whether imposed by statute, ordinance, rule, regulation, administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including, without limitation, such laws governing or regulating (a) the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, Hazardous Materials, (b) the transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of such property, or (c) requiring notification or disclosure of releases of Hazardous Materials or other environmental conditions whether or not in connection with a transfer of title to or interest in property.

“ESP 7” means Extra Space Properties Seven LP, a Utah limited partnership.

“Event of Default” has the meaning assigned in Article 10.

“Excess” has the meaning assigned in Section 2.7.

“Financial Institution” means a United States Financial Institution as defined in 31 U.S.C. Section 5312, as periodically amended.

Foster-Miller” means Foster-Miller, Inc., a Massachusetts limited liability company.

“Foster-Miller Lease” means that certain Lease dated April 14, 1990 as amended, by and between Extra Space of Waltham LLC, as successor in interest to J. Gershon Bloch and Peter L. Godecke, as Trustees of Waltham Storage Depot Trust, as landlord, and Foster-Miller, as tenant, covering a portion of the Project known as “1206 Waltham, MA”.

“Guaranty” means that certain Guaranty of even date herewith executed by Extra Space of Lanham LLC, a Maryland limited liability company, for the benefit of Lender.

“Hazardous Materials” means (a) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (b) asbestos or asbestos-containing materials, (c) polychlorinated biphenyls (pcbs), (d) radon gas, (e) underground storage tanks, (f) any explosive or radioactive substances, (g) lead or lead-based paint, or (h) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any governmental authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws.

“Interest Holder” has the meaning assigned in Section 8.1.

“Joinder Party” means the Persons, if any, executing the Joinder hereto, including Extra Space Storage LLC, a Delaware limited liability company, and ESP 7.

“Libor Rate” shall mean the British Bankers Association LIBOR Rate (rounded upward to the nearest one sixteenth of one percent) listed on Reuters Screen LIBOR01 Page for U.S. Dollar deposits with a designated maturity of one (1) month determined as of 11:00 a.m. London Time on the second (2nd) full Eurodollar Business Day next preceding the first day of each month with respect to which interest is payable under the Loan (unless such date is not a Business Day in which event the next succeeding Eurodollar Business Day which is also a Business Day will be used). If Reuters (i) publishes more than one (1) such Libor Rate, the average of such rates shall apply, or (ii) ceases to publish the Libor Rate, then the Libor Rate shall be determined from such substitute financial reporting service as Lender in its discretion shall determine. The term “Eurodollar Business Day”, shall mean any day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“Lien” means, as to any Project, any interest, or claim thereof, in the Collateral securing an obligation owed to, or a claim by, any Person other than the owner of the Collateral, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Collateral.

“Loan” means the revolving line of credit to be made by Lender to Borrower under this Agreement and all other amounts secured by the Loan Documents.

“Loan Documents” means: (a) this Agreement, (b) the Note, (c) the Mortgages, (d) the Assignments of Rents and Leases, (e) UCC financing statements, (f) the Pledge Agreement, (g) the Guaranty, (h) such assignments of management agreements, contracts and other rights as may be required by Lender, (i) any letter of credit provided to Lender in connection with the Loan, (j) all other documents evidencing, securing, governing or otherwise pertaining to the Loan, and (k) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.

“Loan Year” means the period between the Closing Date and October 31, 2008 for the first Loan Year and the period between each succeeding November 1 and October 31 until the Maturity Date.

“Lockout Period” has the meaning assigned in Section 2.3(4).

“LTV Ratio” shall mean, as of the date of determination, the ratio, expressed as a percentage, of (a) the Maximum Commitment to (b) the aggregate value of the Projects as of such date, as determined by Lender in accordance with its then-current underwriting policies and procedures for properties similar to the Projects.

“Maturity Rate” means the earlier of (a) October 31, 2010, as such date may possibly be extended as provided in Section 2.3(3), or (b) any earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

“Maximum Commitment” means $100,000,000.00, subject to reduction as provided in this Agreement.

“Mortgage” means each Mortgage, Security Agreement and Fixture Filing and each Deed of Trust, Security Agreement and Fixture Filing, executed by Borrower or a Subsidiary in favor of Lender, covering a Project.

“Net Cash Flow” means, for any period, the amount by which Operating Revenues exceed the sum of (a) Operating Expenses, (b) Debt Service paid during such period, (c) capital expenditures, tenant improvement costs and leasing commissions, each approved by Lender and paid by Borrower during such period, and (d) any actual payment into impounds, escrows, or reserves required by Lender, except to the extent that any such payment is already included within the definition of Operating Expenses. In addition, Net Cash Flow shall be increased by any proceeds withdrawn from reserves and impounds funded out of Operating Revenues to the extent such proceeds are not applied to Operating Expenses.

“New Jersey Projects” means, collectively, the “1054 Metuchen, NJ” Project and the “1331 Union, NJ Project”.

“New Jersey Subsidiaries” means, collectively, Extra Space of Metuchen LLC, a New Jersey limited liability company, and Extra Space of Union LLC, a New Jersey limited liability company.

“Non-Borrower Subsidiaries” means, collectively, the Subsidiaries in which Borrower does not have a direct or indirect ownership interest.

“Non-New Jersey Projects” means, collectively, the Projects other than the New Jersey Projects.

“Non-New Jersey Subsidiaries” means, collectively, the Subsidiaries other than the New Jersey Subsidiaries.

“Note” means the Promissory Note of even date, in the stated principal amount of $100,000,000.00, executed by Borrower, and payable to the order of Lender in evidence of the Loan.

“OFAC” means the Office of Foreign Assets Control, Department of the Treasury.

“Operating Expenses” means, for any period, all reasonable and necessary expenses of operating the Projects in the ordinary course of business which are paid in cash by Borrower or the Subsidiaries during such period and which are directly associated with and fairly allocable to the Projects for the applicable period, including ad valorem real estate taxes and assessments, insurance premiums, regularly scheduled tax impounds paid to Lender, maintenance costs, management fees and costs, wages, salaries, personnel expenses, accounting, legal and other professional fees, fees and other expenses incurred by Lender and reimbursed by Borrower under the Loan Documents and deposits to any capital replacement, leasing or other reserves required by Lender. Operating Expenses shall exclude Debt Service, capital expenditures, tenant improvement costs, leasing commissions, any of the foregoing operating expenses which are paid from deposits to cash reserves and such deposits were previously included as Operating Expenses, any payment or expense for which Borrower was or is to be reimbursed from proceeds of the Loan or insurance or by any third party, and any non-cash charges such as depreciation and amortization. Any management fee or other expense payable to Borrower or to an Affiliate of Borrower shall be included as an Operating Expense only with Lender’s prior approval. Operating Expenses shall not include federal, state or local income taxes.

“Operating Revenues” means, for any period, all cash receipts of the Subsidiaries or Borrower during such period from operation of the Projects or otherwise arising in respect of the Projects after the date hereof which are properly allocable to the Projects for the applicable period, including receipts from leases and parking agreements, concession fees and charges, other miscellaneous operating revenues and proceeds from rental or business interruption insurance, but excluding security deposits and earnest money deposits until they are forfeited by the depositor, advance rentals until they are earned, and proceeds from a sale or other disposition.

“Patriot Act” means the USA PATRIOT Act of 2001, Pub. L. No. 107-56.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

“Pledge Agreement” means each Pledge and Security Agreement executed by Borrower or ESP 7 in favor of the Lender.

“Potential Default” means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Projects” means, collectively, (a) the properties described in Schedule 1.1(B) (as such schedule may from time to time be supplemented or updated in accordance with the terms hereof) and each Additional Project added to the Collateral in accordance with Section 2.9, and (b) as to each property described in clause (a) above, all other “Mortgaged Property” described in the Mortgage encumbering such property.

“REIT Distributions” means distributions made or reasonably required to be made by Borrower so that it contributes its proportionate share of any distributions made or scheduled to be made by any Joinder Party to its publicly traded parent companies for the purpose of funding distributions to REIT shareholders and REIT OP unit holders which are reasonably required to be made either (i) for the REIT to maintain its tax status as a Real Estate Investment Trust, or (ii) to comply with resolutions adopted by the Board of Directors of the publicly traded REIT.

“Restoration Threshold” means, as of any date, the lesser of (a) two and one-half percent (2.5%) of the replacement value of the improvements at the damaged Project as of such date, and (b) $500,000.

“Single Purpose Entity” shall mean a Person (other than an individual, a government, or any agency or political subdivision thereof), which (a) exists solely for the purpose of (i) as to each Subsidiary, owning its Project, and (ii) as to Borrower, owning the Subsidiaries and its Projects, (b) conducts business only in its own name, (c) does not engage in any business or have any assets (i) as to each Subsidiary, unrelated to the Project owned thereby, and (ii) as to Borrower, other than its ownership of the Subsidiaries and assets related to its Projects, (d) does not have any indebtedness other than as permitted by this Agreement, (e) has its own separate books, records, and accounts (with no commingling of assets), (f) holds itself out as being a Person separate and apart from any other Person, (g) observes corporate and partnership formalities independent of any other entity, and (h) otherwise constitutes a single purpose, bankruptcy remote entity as determined by Lender.

“Site Assessment” means an environmental engineering report for each Project prepared by an engineer engaged by Lender at Borrower’s expense, and in a manner satisfactory to Lender, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about such Project, and the past or present discharge, disposal, release or escape of any such substances, all consistent with ASTM Standard E 1527-05 (or any successor thereto published by ASTM) and other good customary and commercial practice; provided, however, the term Site Assessment shall include the reports listed in Schedule 1.1(C). Borrower represents and warrants to Lender that true, correct and complete copies of all items in Schedule 1.1 (C) were delivered to Lender prior to the Closing Date.

“Specially Designated National and Blocked Persons” means those Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC.

“Standard Adjustments” means the following assumptions to be made with respect to each Project when calculating Underwritten NOI: (a) an occupancy rate equal to the lesser of market occupancy or the Project’s actual occupancy rate (but in no event more than a ninety percent (90%) occupancy rate); (b) capital reserves of $0.15 per gross square foot; and (c) a management fee equal to the greater of the Project’s actual management fee or six percent (6%) of Operating Revenues. As used above, “market occupancy” means, as to each Project, the average occupancy rate of self-storage projects that are similar in size and quality to such Project and that are located in such Project’s geographic market or sub-market area, all as determined by Lender.

“Subsidiary” means each of the entities identified as subsidiaries in Schedule 4.1.

“Title Insurance Policies” means, collectively, the ALTA (or equivalent) mortgagee policies of title insurance in the maximum amount of the Loan, with reinsurance and endorsements as Lender may require, containing no exceptions to title (printed or otherwise) which are unacceptable to Lender, and insuring that each Mortgage is a first-priority Lien on the Project encumbered thereby and related collateral.

“Transfer” has the meaning assigned in Section 8.1.

“UCC” means, as to each Project, the Uniform Commercial Code as enacted and in effect in the state where such Project is located (and as it may from time to time be amended), and, as to the Pledge Agreement, the Uniform Commercial Code as enacted and in effect in the State of Utah (and as it may from time to time be amended); provided that, to the extent that the UCC is used to define any term in this Agreement or in any other Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, however, that if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the state where a Project is located, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for the purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Underwritten NOI” means the amount by which Underwritten Operating Revenues on an aggregate basis for all Projects exceed Underwritten Operating Expenses on an aggregate basis for all Projects for the 12-month period immediately preceding the date of calculation.

“Underwritten Operating Expenses” means Operating Expenses as determined and adjusted by Lender to reflect the Standard Adjustments and otherwise in accordance with its then current audit policies and procedures for properties similar to the Project.

“Underwritten Operating Revenues” means Operating Revenues as determined and adjusted by Lender to reflect the Standard Adjustments and otherwise in accordance with its then current audit policies and procedures for properties similar to the Project.

“U.S. Person” means any United States citizen, any entity organized under the laws of the United States or its constituent states or territories, or any entity, regardless of where organized, having its principal place of business within the United States or any of its territories.

“Valuation Amount” means, with respect to each Project, the amount set forth opposite the reference to such Project in Schedule 1.1 (A) under the caption “Valuation Amount”, as such Valuation Amount for the “1206 Waltham, MA” Project may be decreased pursuant to the terms of Section 8.16.

ARTICLE 2

LOAN TERMS

Section 2.1           The Loan. The Loan in the maximum amount outstanding at any time of up to ONE HUNDRED MILLION AND NO/100 DOLLARS ($100,000,000.00) shall be funded in one or more advances and repaid in accordance with this Agreement. Subject to the foregoing limitation and the other terms and conditions of this Agreement, Borrower may borrow, repay without penalty or premium, and reborrow hereunder. All Loan advances shall be made upon Borrower’s satisfaction of the conditions for advances described in Schedule 2.1.

Section 2.2           Interest Rate; Late Charge.

(1)       The outstanding principal balance of the Loan (including any amounts added to principal under the Loan Documents) shall bear interest at a variable rate of interest, adjusted monthly, equal to the Libor Rate plus the Applicable Margin (the “Contract Rate”).

From the Closing Date through the end of the calendar quarter in which the first advance is made, the Applicable Margin is 1.0%.

The Applicable Margin shall be adjusted by reference to the following grid:

Test No.:	If Debt Service Coverage is:
1.	≥ 2.00:1.00 assuming an Applicable Margin of 1.00, the Applicable Margin shall be 1.00%.
2.	≥ 1.75:1.00 assuming an Applicable Margin of 1.25, but Test No. 1 above is not met, the Applicable Margin shall be 1.25%.

Test No.:	If Debt Service Coverage is:
3.	≥ 1.50:1.00 assuming an Applicable Margin of 1.65, but neither Test No. 1 nor Test No. 2 above is met, the Applicable Margin shall be 1.65%.
4.	If none of Test No. 1, Test No. 2 or Test No. 3 is met, the Applicable Margin shall be 2.05%.

(2)       Lender shall test the Debt Service Coverage at the end of the calendar quarter in which the first advance is made, and at the end of each calendar quarter thereafter, based on (i) an assumed Loan balance equal to the Average Daily Balance for such quarter and (ii) the then-current Libor Rate. If, based on such test, Lender determines that a different Applicable Margin applies to the Loan, Lender shall notify Borrower of the new Applicable Margin (and, upon Borrower’s request, provide supporting calculations of Debt Service Coverage, Underwritten NOI and Standard Adjustments to Borrower, which shall be provided to Borrower substantially in the form of Schedule 2.2(2) attached hereto), which shall apply to the outstanding balance of the Loan effective as of the first day of the next calendar quarter until again changed in accordance with the results of a subsequent Debt Service Coverage test.

(3)       If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, the Lender determines that (a) the Debt Service Coverage as calculated based on financial information provided by Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Debt Service Coverage would have resulted in different pricing for any period, then (i) if the proper calculation of the Debt Service Coverage would have resulted in a higher Contract Rate for such period, Borrower shall automatically and retroactively be obligated to pay to the Lender, promptly on demand by the Lender, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Debt Service Coverage would have resulted in a lower Contract Rate for such period, Lender shall have no obligation to repay any interest to Borrower; provided that if, as a result of any restatement or other event a proper calculation of the Debt Service Coverage would have resulted in a higher Contract Rate for one or more periods and a lower Contract Rate for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

(4)       Interest owing for each month shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the first day of such month (or, for the initial advance, from the date of such advance). Principal and other amortization payments shall be applied to the Loan balance as and when actually received.

(5)       If Borrower fails to pay any installment of interest within five (5) days after the date on which the same is due, Borrower shall pay to Lender a late charge on such past-due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law. The foregoing late charge is intended to compensate Lender for the expenses incident to handling any such delinquent payment and for the losses incurred by Lender as a result of such delinquent payment. Borrower agrees that, considering all of the circumstances existing on the date this Agreement is executed, the late charge represents a reasonable estimate of the costs and losses Lender will incur by reason of late payment. Borrower and Lender further agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix. Acceptance of the late charge shall not constitute a waiver of the default arising from the overdue installment, and shall not prevent Lender from exercising any other rights or remedies available to Lender. While any Event of Default exists, the Loan shall bear interest at the Default Rate.

Section 2.3    Terms of Payment. The Loan shall be payable as follows:

(1)       Interest. Commencing on December 1, 2007, Borrower shall pay interest in arrears on the first day of each month until all amounts due under the Loan Documents are paid in full.

(2)       Principal Amortization/Mandatory Prepayments.  The Loan shall be an interest-only loan and Borrower shall not be required to make any regularly scheduled principal amortization payments; provided, however, if on any day the outstanding principal amount of the Loan exceeds the lesser of (i) eighty-five percent (85%) of the sum of the Valuation Amounts or (ii) the Maximum Commitment, Borrower shall pay such excess to Lender, in immediately available funds, within thirty (30) days of demand by Lender (or on such earlier date as is required by any other applicable provision of this Agreement).

(3)       Maturity.  On the Maturity Date, Borrower shall pay to Lender all outstanding principal, accrued and unpaid interest, and any other amounts due under the Loan Documents. Subject to the provisions of this Section 2.3(3), Borrower, at its option, may extend the term of the Loan for two (2) additional 12-month periods. Borrower’s right to extend the term of the Loan is subject to the satisfaction of each of the following conditions as to each extension:

(a)        Borrower shall deliver to Lender a written request to extend the term of the Loan (the “Extension Request”) at least ninety (90) days before the then existing Maturity Date.

(b)       No Event of Default or Potential Default has occurred and is continuing on the date on which Borrower delivers the Extension Request to Lender, or on the date the extension period commences.

(c)        Borrower shall have paid to Lender, in immediately available funds, an extension fee equal to one quarter percent (0.25%) of the Maximum Commitment.

(d)       During the extended term of the Loan, all terms and conditions of the Loan Documents (other than the original Maturity Date) shall continue to apply except that Borrower shall have no further right to extend the term of the Loan after the second extension.

(e)        The Debt Service Coverage (based an Applicable Margin of 2.05% and assuming the outstanding Loan balance equals the Maximum Commitment) equals or exceeds 1.15 to 1 and the LTV Ratio does not exceed eighty-five percent (85%).

(f)        If required by Lender, Borrower shall cause to be delivered to Lender at Borrower’s expense an updated Site Assessment for each Property reasonably satisfactory to Lender, which shall show no adverse matters or items.

(g)       If required by Lender, Borrower shall cause to be delivered to Lender at Borrower’s expense an updated engineering and an updated seismic report for each Property, each report reasonably satisfactory to Lender, which shall show no adverse matters or items.

(h)       Borrower shall execute and deliver such other instruments, certificates, opinions of counsel and documentation as Lender shall reasonably request in order to preserve, confirm or secure the Liens and security granted to Lender by the Loan Documents, including any amendments, modifications or supplements to any of the Loan Documents, endorsements to the Title Insurance Policies and, if required by Lender, estoppels and other certificates.

(i)         Borrower shall pay all costs and expenses incurred by Lender in connection with such extension of the Loan, including Lender’s attorneys’ fees and disbursements.

(4)       Lockout/Prepayment. The Loan may not be canceled or otherwise terminated by Borrower through April 30, 2009 (the “Lockout Period”). Thereafter, upon not less than thirty (30) days’ prior written notice to Lender, Borrower may, upon repayment of the Loan and satisfaction of any other obligations owing under the Loan Documents in full (including without limitation the payment of the Unused Fee prorated from the first day of the then current calendar quarter through the end of the Lockout Period), Borrower may cancel the Loan, from and after which Borrower shall have no further right to request or receive Loan advances and Lender shall have no further obligations under the Loan Documents. If the Loan is accelerated during the Lockout Period for any reason other than casualty or condemnation, Borrower shall pay, in addition to all other amounts outstanding under the Loan Documents (including without limitation the payment of the Unused Fee prorated from the first day of the then current calendar quarter through the date of cancellation), a prepayment premium equal to $250,000.00.

(5)       Application of Payments. All payments received by Lender under the Loan Documents shall be applied to the following, in such order as Lender may elect in its sole discretion: (a) to any fees and expenses due to Lender under the Loan Documents; (b) to any Default Rate interest or late charges; (c) to accrued and unpaid interest; (d) to amounts owed under any reserves or escrows required by Lender; and (e) to the principal sum and other amounts due under the Loan Documents. Prepayments of principal shall be applied against amounts owing in inverse order of maturity.

Section 2.4    Security. The Loan shall be secured by the Mortgages creating a first lien on the Projects, the Assignments of Rents and Leases and the other Loan Documents.

Section 2.5    Origination Fee. As partial consideration for Lender’s agreement to make the Loan, Borrower shall pay to Lender a loan origination fee of $500,000.00 (the “Origination Fee”). The Origination Fee shall be payable in full on or before the Closing Date.

Section 2.6    Unused Fee. In addition to the payment of the Origination Fee provided for in Section 2.5 above, Borrower shall pay to Lender (commencing on January 1, 2008 and by the first day of each April, July, October and January thereafter), an unused fee (the “Unused Fee”) on the average daily amount of the Maximum Commitment which was unused during the immediately preceding calendar quarter calculated on the basis of actual days elapsed in a year consisting of 360 days, at the rate of one eighth percent (0.125%) per annum, calculated through the last calendar day of each such calendar quarter, and payable in arrears. For purposes of this Section 2.6: (a) the average daily amount of the Maximum Commitment which was unused shall equal: (i) the average daily Maximum Commitment during a calendar quarter; less (ii) the average daily utilization of the Maximum Commitment during such calendar quarter; (b) the average daily Maximum Commitment during a calendar quarter shall equal the quotient of: (i) the aggregate of the Maximum Commitment on each day during such calendar quarter; divided by (ii) the number of days in such calendar quarter; and (c) the average daily utilization of the Maximum Commitment during a calendar quarter shall equal the mean average daily closing balance of the Loan during such calendar quarter; provide, however, that the Unused Fee due January 1, 2008 shall be calculated for the period commencing on the Closing Date and ending on December 31, 2007.

Section 2.7    Debt Service Coverage. At the end of each Loan Year, Lender shall test the Debt Service Coverage based on an Applicable Margin of 2.05% and assuming the outstanding Loan balance equals the Maximum Commitment. If, as of any such determination date, the Debt Service Coverage is less than 1.15:1, (i) Lender shall have the right, in its sole and absolute discretion, to permanently reduce the Maximum Commitment to an amount which would increase the Debt Service Coverage to 1.15:1, and (ii) Borrower shall, within thirty (30) days after Lender’s demand, which demand shall be accompanied by Lender’s supporting calculations, pay to Lender, in immediately available funds, the amount, if any, by which the outstanding principal amount of the Loan exceeds the Borrowing Base (the “Excess”) due to the reduction in the Maximum Commitment in accordance with clause (i). Any reduction in the Maximum Commitment pursuant to this Section 2.7 shall be effective as of the date of Lender’s notice of such reduction to Borrower, and shall remain effective for the balance of the Loan term unless superseded by a subsequent reduction notice by Lender in accordance with this Section 2.7.

Section 2.8    Partial Release of Collateral. Except as expressly set forth below in this Section, Lender shall have no obligation to release any of the Collateral until all of Borrower’s indebtedness and obligations under the Loan Documents have been paid and performed in full, and all obligations of Lender under this Agreement and the other Loan Documents have terminated. Borrower shall be entitled to obtain releases of Projects from the Lien of the Loan Documents, provided that all of the following conditions are satisfied as to each proposed release of a Project (the “Release Project”):

(1)       Borrower has provided Lender with at least thirty (30) (or five (5) days for the release of the “ 1195 Lanham, MD” Project completed within ninety (90) days after the Closing Date) but not more than ninety (90) days prior written notice (the “Partial Release Notice”) of the proposed release together with copies of any documents which Borrower requests that Lender execute in connection with such proposed release.

(2)       Except for the release of the “1195 Lanham, MD” Project completed within ninety (90) days after the Closing Date, for any proposed release occurring during the Lockout Period, the proposed release shall be requested in connection with a bona fide sale of the Release Project to a third party purchaser (not an Affiliate of Borrower or any Borrower Party). During the Lockout Period, no partial release shall be permitted if requested in connection with a refinance or other recapitalization of a Project or any other transaction other than a bona fide sale to a third party purchaser except for the release of the “1195 Lanham, MD” Project completed within ninety (90) days after the Closing Date.

(3)       For any proposed release occurring after the Lockout Period, concurrently with the requested release, fee title to the Release Project, or the ownership interests in the current owners thereof, shall be transferred to a Person other than Borrower, any Subsidiary or any entity in which Borrower or any Subsidiary holds a direct or indirect ownership interest.

(4)       No Event of Default or Potential Default has occurred and is continuing on the date on which Borrower delivers the Partial Release Notice to Lender, or on the date of the requested release.

(5) If, after giving effect to the requested release (and the resulting decrease in the Borrowing Base), the outstanding balance of the Loan exceeds the Borrowing Base, Borrower shall have paid to Lender the Excess.

(6)       The remaining Projects shall be acceptable to Lender in its sole and absolute discretion. Without limiting the foregoing, the Valuation Amount for any remaining Project shall not exceed twenty-five percent (25%) of the sum of the Valuation Amounts for all remaining Projects, and the Valuation Amounts for all remaining Projects located in the same “Metropolitan Statistical Area” (as defined by the United States Office of Management and Budget) shall not exceed thirty-five percent (35%) of the sum of the Valuation Amounts for all remaining Projects.

(7)       Lender shall have prepared, and Borrower shall have acknowledged, revised Schedules 1.1(A), l.(B) and 4.1, in each case revised to exclude the Release Project and, if applicable, its Subsidiary owner. As of the date of the release of Release Project from the Lien of the Loan Documents, such revised schedules shall be deemed to supersede and replace the prior versions thereof.

(8)       Borrower shall have executed and delivered to Lender such other instruments, certificates and documentation as Lender shall reasonably request in order to preserve, confirm or secure the validity and priority of the remaining Liens and security granted to Lender under the Loan Documents, including any amendments, modifications or supplements to any of the Loan Documents and endorsements to the Title Insurance Policies insuring the Liens of the Mortgages encumbering the remaining Projects.

(9)       Borrower shall have delivered to Lender a copy of any purchase and sale agreement and all other related documentation with respect to the sale of the Release Project.

(10)     Borrower shall have paid all costs and expenses incurred by Lender in connection with the proposed release, including attorneys’ fees and costs and all title insurance premiums for title endorsements required by Lender in connection with the proposed release.

Section 2.9    Additional Projects. During the term of the Loan, Borrower shall have the option of adding additional self-storage projects (each an “Additional Project”) to the Collateral, upon the satisfaction of all of the following conditions precedent with respect to each such Additional Project (and delivery below shall be subject to Lender’s receipt, review, approval and/or confirmation, at Borrower’s cost and expense, each in form and substance satisfactory to Lender):

(1)       Borrower has provided Lender with at least thirty (30) but not more than ninety (90) days prior written notice (the “Additional Project Notice”) of the proposed addition of the Additional Project to the Collateral.

(2)       No Event of Default or Potential Default has occurred and is continuing on the date on which Borrower delivers the Additional Project Notice to Lender, or on the date of the requested addition.

(3)       The Additional Project shall be acquired by Borrower.

(4)       The Additional Project shall be acceptable to Lender in its sole and absolute discretion.

(5)       Concurrently with the addition of the Additional Project, Borrower shall pay to Lender a fee (the “Additional Project Fee”) equal to one quarter percent (0.25%) of eighty-five percent (85%) of the Valuation Amount determined by Lender for such Additional Project; provided, however, the Additional Project Fee shall be waived for each of the first two (2) Additional Projects added to the Collateral in any Loan Year.

(6)       Lender shall have received a Mortgage (the “Additional Mortgage”) covering the Additional Project and all personal property related thereto (and such Additional Mortgage shall have been properly recorded in the official records of the county or counties in which the Additional Project is located).

(7)       Lender shall have received an Assignment of Rents and Leases (the “Additional Assignment of Rents and Leases”) covering the Additional Project and all leases related thereto (and such Additional Assignment of Rents and Leases shall have been properly recorded in the official records of the county or counties in which the Additional Project is located).

(8)       Lender shall have prepared, and Borrower shall have acknowledged, revised Schedules 1.1(A) (which shall reflect Lender’s determination of the Valuation Amount for the Additional Project) and l.1(B), revised to include the applicable information for the Additional Project. As of the date of the recordation of the Mortgage encumbering the Additional Project, such revised schedules shall be deemed to supersede and replace the prior versions thereof.

(9)       Lender shall have received an ALTA (or equivalent) mortgagee policy of title insurance, with reinsurance and endorsements as Lender may reasonably require, containing no exceptions to title (printed or otherwise) which are unacceptable to Lender, and insuring that the Additional Mortgage is a first-priority Lien on the Additional Project and related collateral. Borrower shall also obtain, at its sole cost and expense, any endorsements, continuations or modifications to any existing title policies as Lender may reasonably request, including without limitation aggregation or tie-in endorsements, but not including any overall increase in the insured amount above the Maximum Commitment Amount.

(10)     Lender shall have received legal opinions issued by counsel for the entity acquiring the Additional Project (and, where required by Lender, by Lender’s local counsel), opining as to the due organization, valid existence and good standing of such Person, and the due authorization, execution, delivery, enforceability and validity of the Additional Mortgage and the Additional Assignment of Rents and Leases with respect to, such Person; that the Loan, as reflected in the Loan Documents, is not usurious; to the extent that Lender is not otherwise satisfied, that the Additional Project and its use is in full compliance with all legal requirements; and as to such other matters as Lender and Lender’s counsel reasonably may specify.

(11)     Lender shall have received such information regarding the Additional Project as Lender shall request, including without limitation financial information, historic rent rolls and operating statements, to enable Lender to establish a Valuation Amount for the Additional Project.

(12)     Lender shall have received UCC searches for the seller of the Additional Project.

(13)     Lender shall have received evidence of insurance as required by this Agreement with respect to the Additional Project.

(14)     Lender shall have received a current ALTA/ACSM land title survey of the Additional Project, dated or updated to a date not earlier than thirty (30) days prior to the date hereof, certified to Lender and the issuer of Lender’s title insurance, prepared by a licensed surveyor acceptable to Lender and such title insurer, and conforming to Lender’s current standard survey requirements.

(15)     Lender shall have a current engineering report or architect’s certificate with respect to the Additional Project, covering, among other matters, inspection of heating and cooling systems, roof and structural details and showing no failure of compliance with building plans and specifications, applicable legal requirements (including requirements of the Americans with Disabilities Act) and fire, safety and health standards. As requested by Lender, such report shall also include an assessment of the Additional Project’s tolerance for earthquake and seismic activity.

(16)     Lender shall have received a current Site Assessment for the Additional Project.

(17)     Lender shall have received a current rent roll of the Additional Project, which Borrower shall represent and warrant is true and correct. Such rent roll shall include the following information: (a) tenant names; (b) unit/suite numbers; (c) area of each demised premises and total area of the Additional Project (stated in net rentable square feet); (d) rental rate (including escalations) (stated in gross amount and in amount per net rentable square foot per year); and (e) security deposit, if any.

(18)     Lender shall have received evidence that the Additional Project and the operation thereof comply with all legal requirements, including that all requisite certificates of occupancy, building permits, and other licenses, certificates, approvals or consents required of any governmental authority have been issued without variance or condition and that there is no litigation, action, citation, injunctive proceedings, or like matter pending or threatened with respect to the validity of such matters. At Lender’s request, Borrower shall furnish Lender with a zoning endorsement to Lender’s title insurance policy (if available), zoning letters from applicable municipal agencies, and utility letters from applicable service providers or other reasonable proof that required utilities are available to the Additional Project.

(19)     No condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against the Additional Project; the Additional Project shall not have suffered any significant damage by fire or other casualty which has not been repaired; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any governmental authority, which would have, in Lender’s judgment, a material adverse effect on the Additional Project or the acquirer of the Additional Project.

(20)     All fees and commissions payable to real estate brokers, mortgage brokers, or any other brokers or agents in connection with the Loan or the acquisition of the Additional Project shall have been paid, such evidence to be accompanied by any waivers or indemnifications deemed necessary by Lender.

(21)     Lender shall have received payment of Lender’s costs and expenses in underwriting, documenting, and closing the transaction, including fees and expenses of Lender’s inspecting engineers, consultants, and outside counsel.

(22)     Lender shall have received such other authorizations, documents, certificates, updates, reports, searches or items as Lender reasonably may require with respect to the Additional Project.

ARTICLE 3

INSURANCE, CONDEMNATION, AND IMPOUNDS

Section 3.1    Insurance. Borrower shall, and shall cause the Subsidiaries to, maintain insurance as follows:

(1)       Casualty; Business Interruption. Borrower shall, and shall cause the Subsidiaries, to keep the Projects insured against damage by fire and the other hazards covered by a standard extended coverage and all-risk insurance policy for the full insurable value thereof on a replacement cost claim recovery basis (without reduction for depreciation or co-insurance and without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism or any similar acts no matter how labeled), and shall maintain boiler and machinery insurance, acts of domestic and foreign terrorism endorsement coverage and such other casualty insurance as reasonably required by Lender. Lender reserves the right to require from time to time the following additional insurance: flood, earthquake/sinkhole, windstorm and/or building law or ordinance. Borrower shall, and shall cause each Subsidiary, to keep each of its Projects insured against loss by flood if such Project is located currently or at any time in the future in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (as such acts may from time to time be amended) in an amount at least equal to the lesser of (a) the maximum value of the Project (as determined by Lender) or (b) the maximum limit of coverage available under said acts. Any such flood insurance policy shall be issued in accordance with the requirements and current guidelines of the Federal Insurance Administration. Borrower shall, and shall cause each Subsidiary, to maintain business interruption insurance, including rental income loss and extra expense, against all periods covered by Borrower and such Subsidiary’s property insurance for a limit equal to twelve(12) calendar months’ exposure, all without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism or any similar acts no matter how labeled. Borrower shall not, and shall not permit the Subsidiaries, to maintain any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise satisfactory to Lender in all respects. The proceeds of insurance paid on account of any damage or destruction to any Project shall be paid to Lender to be applied as provided in Section 3.2.

(2)       Liability. Borrower shall, and shall cause the Subsidiaries, to maintain (a) commercial general liability insurance with respect to each Project providing for limits of liability of not less than $5,000,000 for both injury to or death of a person and for property damage per occurrence with a deductible not greater than $250,000.00, and (b) other liability insurance as reasonably required by Lender.

(3)       Form and Quality. All insurance policies shall be endorsed in form and substance acceptable to Lender to name Lender as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Lender, without contribution, under a standard New York (or local equivalent) mortgagee clause. All such insurance policies and endorsements shall be fully paid for, shall be issued by appropriately licensed insurance companies acceptable to Lender with a rating of “A-:IX” or better as established by A.M. Best’s Rating Guide, and shall be in such form, and shall contain such provisions, deductibles (with no increased deductible for acts of domestic and foreign terrorism or any similar acts no matter how labeled) and expiration dates, as are acceptable to Lender. Each policy shall provide that such policy may not be canceled or materially changed except upon thirty (30) days’ prior written notice of intention of non-renewal, cancellation or material change to Lender and that no act or thing done by Borrower or any Subsidiary shall invalidate any policy as against Lender. Blanket policies shall be permitted only if Lender receives appropriate endorsements and/or duplicate policies containing Lender’s right to continue coverage on a pro rata pass-through basis. Without limiting the foregoing, Lender shall have the right to conduct an annual review of Borrower’s insurance coverage, which is provided pursuant to a blanket policy covering the Projects and other properties owned by affiliates of Extra Space Storage LLC, a Delaware limited liability company. Borrower agrees that Lender shall have the right to reasonably increase the amount of coverage required to be maintained under such blanket policy based on additional properties added to such blanket policy subsequent to the Closing Date (or subsequent to the most recent annual review, as the case may be), as determined by Lender’s insurance consultants as part of such annual review. If Borrower or any Subsidiary fails to maintain insurance in compliance with this Section 3.1, Lender may obtain such insurance and pay the premium therefor and Borrower shall, on demand, reimburse Lender for all expenses incurred in connection therewith.

(4)       Assignment. Borrower shall, and shall cause the Subsidiaries, to assign the policies or proofs of insurance to Lender, in such manner and form that Lender and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan. If requested by Lender, Borrower shall deliver copies of all original policies certified to Lender by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder. If Borrower or any Subsidiary elects to obtain any insurance which is not required under this Agreement (including earthquake insurance), all related insurance policies shall be endorsed in compliance with Section 3.1(3), and such additional insurance shall not be canceled without prior notice to Lender. From time to time upon Lender’s request, Borrower shall identify to Lender all insurance maintained by Borrower or the Subsidiaries with respect to each Project. The proceeds of insurance policies coming into the possession of Lender shall not be deemed trust funds, and Lender shall be entitled to apply such proceeds as herein provided.

(5)       Adjustments. Borrower shall give immediate written notice of any loss to the insurance carrier, and shall give immediate notice to Lender of any loss which exceeds $25,000. Borrower, on its own behalf and on behalf of the Subsidiaries, hereby irrevocably authorizes and empowers Lender, as attorney-in-fact for Borrower and the Subsidiaries coupled with an interest, to notify any insurance carriers of Borrower and the Subsidiaries to add Lender as a loss payee, mortgagee insured or additional insured, as the case may be, to any policy maintained by Borrower or the Subsidiaries (regardless of whether such policy is required under this Agreement), to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Lender’s expenses incurred in the collection of such proceeds. Nothing contained in this Section 3.1(5), however, shall require Lender to incur any expense or take any action hereunder.

Section 3.2    Use and Application of Insurance Proceeds. Lender shall apply insurance proceeds to costs of restoring a damaged Project or the Loan as follows:

(1)       if the loss is less than or equal to the Restoration Threshold, Lender shall apply the insurance proceeds to restoration provided (a) no Event of Default or Potential Default exists, and (b) Borrower or the applicable Subsidiary promptly commences and is diligently pursuing restoration of the Project;

(2)       if the loss exceeds the Restoration Threshold, but is not more than ten percent (10%) of the replacement value of the improvements (for projects containing multiple phases or stand alone structures, such calculation to be based on the damaged phase or structure, not the project as a whole), Lender shall apply the insurance proceeds to restoration provided that at all times during such restoration (a) no Event of Default or Potential Default exists; (b) Lender determines that there are sufficient funds available to restore and repair the Project to a condition approved by Lender; (c) Lender determines that the Underwritten NOI during restoration will be sufficient to pay Debt Service during restoration; (d) Lender determines (based on leases which will remain in effect after restoration is complete) that after restoration the Debt Service Coverage will be at least equal to 1.15:1 based on an Applicable Margin of 2.05% and assuming the outstanding Loan balance equals the Maximum Commitment; (e) Lender determines that the LTV Ratio after restoration will not exceed eighty-five percent (85%); (f) Lender determines that restoration and repair of the Project to a condition approved by Lender will be completed within six months after the date of loss or casualty and in any event ninety (90) days prior to the Maturity Date; (g) Borrower or the applicable Subsidiary promptly commences and is diligently pursuing restoration of the Project; and (h) the Project after the restoration will be in compliance with and permitted under all applicable zoning, building and land use laws, rules, regulations and ordinances;

(3)       if the conditions set forth above are not satisfied or the loss exceeds the maximum amount specified in Section 3.2(2) above, in Lender’s sole discretion, Lender may apply any insurance proceeds it may receive to amounts owing under the Loan Documents in such order and manner as Lender in its sole discretion determines, or allow all or a portion of such proceeds to be used for the restoration of the Project; and

(4)       insurance proceeds applied to restoration will be disbursed on receipt of satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects’ certificates, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances, including, as applicable, the advance conditions under Schedule 2.1. Any insurance proceeds remaining after payment of all restoration costs shall be applied by Lender to the Loan balance or, at Lender’s sole option, remitted to Borrower or the applicable Subsidiary.

Section 3.3    Condemnation Awards. Borrower shall immediately notify Lender of the institution of any proceeding for the condemnation or other taking of any Project or any portion thereof. Lender may participate in any such proceeding and Borrower will deliver to Lender all instruments necessary or required by Lender to permit such participation. Without Lender’s prior consent, which shall not be unreasonably withheld, Borrower shall not, and shall not permit any Subsidiary to (1) agree to any compensation or award, and (2) take any action or fail to take any action which would cause the compensation to be determined. Borrower, on its own behalf and on behalf of the Subsidiaries, hereby assigns to Lender all awards and compensation to which Borrower or any Subsidiary is entitled for the taking or purchase in lieu of condemnation of any Project or any part thereof, and agrees that all such awards and compensation shall be paid to Lender. Borrower, on its own behalf and on behalf of the Subsidiaries, authorizes Lender to collect and receive such awards and compensation, to give proper receipts and acquittances therefor, and in Lender’s sole discretion to apply the same toward the payment of the Loan, notwithstanding that the Loan may not then be due and payable, or to the restoration of the affected Project; however, if the award is less than or equal to $50,000 and Borrower requests that such proceeds be used for non-structural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such condemnation, Lender will apply the award to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Potential Default or Event of Default. Borrower, upon request by Lender, shall execute or cause the Subsidiaries to execute all instruments requested to confirm the assignment of the awards and compensation to Lender, free and clear of all liens, charges or encumbrances.

Section 3.4    Impounds. Borrower shall deposit into a reserve with Lender, monthly on the first day of each month, one-twelfth (l/12th) of the annual charges for ground or other rent, if any (but only if such rent is due less often than monthly or, regardless of payment frequency, if Borrower has failed to make one or more of such payments), insurance premiums and real estate taxes, assessments and similar charges relating to each Project. On or before Closing Date, Borrower shall deposit with Lender a sum of money which together with the monthly installments will be sufficient to make each of such payments thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments. Deposits shall be made on the basis of Lender’s estimate from time to time of the charges for the current year (after giving effect to any reassessment or, at Lender’s election, on the basis of the charges for the prior year, with adjustments when the charges are fixed for the then current year). All funds so deposited shall be held by Lender, without interest, and may be commingled with Lender’s general funds. Borrower hereby grants to Lender a security interest in all funds so deposited with Lender for the purpose of securing the Loan. While an Event of Default exists, the funds deposited may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Lender, as Lender may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender. Borrower shall furnish Lender with bills for the charges for which such deposits are required at least thirty (30) days prior to the date on which the charges first become payable. If at any time the amount on deposit with Lender, together with amounts to be deposited by Borrower before such charges are payable, is insufficient to pay such charges, Borrower shall deposit any deficiency with Lender immediately upon demand. Lender shall pay such charges when the amount on deposit with Lender is sufficient to pay such charges and Lender has received a bill for such charges.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that:

Section 4.1    Organization and Power. Borrower and each Borrower Party is duly organized, validly existing and in good standing under the laws of the state of its formation or existence. Borrower is in compliance with all legal requirements applicable to doing business in the state in which Borrower’s Projects are located. Each Subsidiary is in compliance with all legal requirements applicable to doing business in the state in which such Subsidiary’s Project is located. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code. Borrower and each Borrower Party has only one state of incorporation or organization, which is set forth in Schedule 4.1. All other information regarding Borrower and each Borrower Party contained in Schedule 4.1, including the ownership structure of Borrower and its constituent entities, is true and correct as of the Closing Date.

Section 4.2    Validity of Loan Documents. The execution, delivery and performance by Borrower and each Borrower Party of the Loan Documents: (1) are duly authorized and do not require the consent or approval of any other party or governmental authority which has not been obtained; and (2) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of Borrower and each Borrower Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

Section 4.3      Liabilities; Litigation; Other Secured Transactions.

(1)         The financial statements delivered by Borrower and each Borrower Party are true and correct with no significant change since the date of preparation. Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting any Project, Borrower or any Borrower Party. Except as disclosed in such financial statements, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of Borrower, threatened, against any Project, Borrower or any Borrower Party which if adversely determined could have a material adverse effect on such party, such Project or the Loan.

(2)         Neither Borrower nor any Subsidiary is, or has been, bound (whether as a result of a merger or otherwise) as a debtor under a pledge or security agreement entered into by another Person, which has not heretofore been terminated.

Section 4.4      Taxes and Assessments. Each Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. Except as otherwise shown on the Title Insurance Policies, there are no pending or, to Borrower’s best knowledge, proposed, special or other assessments for public improvements or otherwise affecting any Project, nor are there any contemplated improvements to any Project that may result in such special or other assessments.

Section 4.5      Other Agreements; Defaults. Neither Borrower nor any Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might adversely affect in any material respect any Project or the business, operations, or condition (financial or otherwise) of Borrower or any Borrower Party. Neither Borrower nor any Borrower Party is in violation of any agreement which violation would have an adverse effect in any material respect on any Project, Borrower, or any Borrower Party or Borrower’s or any Borrower Party’s business, properties, or assets, operations or condition, financial or otherwise.

Section 4.6      Compliance with Law.

(1)         To the best of Borrower’s knowledge, Borrower and each Borrower Party have all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease and operate the Projects and carry on its business. Except as set forth in the zoning reports and the property condition reports obtained by Lender in connection with the Loan and listed in Schedule 4.6 attached hereto, each Project is in compliance with all applicable zoning, subdivision, building and other legal requirements and is free of structural defects. Except as set forth in the property condition reports obtained by Lender in connection with the Loan, each Project’s building systems are in good working order, subject to ordinary wear and tear. Except as set forth in the zoning reports obtained by Lender in connection with the Loan and listed in Schedule 4.6 attached hereto, no Project constitutes, in whole or in part, a legally non-conforming use under applicable legal requirements.

(2)         No condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of any Project or for the relocation of roadways providing access to any Project.

(3)         Each Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of each Project are located in the public right-of-way abutting such Project, and all such utilities are connected so as to serve such Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting such Project. All roads necessary for the full utilization of each Project for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities.

Section 4.7      Location of Borrower. Borrower’s and each Subsidiary’s principal place of business and chief executive offices are located at the address stated in Section 12.1 and, except as otherwise set forth in Schedule 4.1, Borrower and each Subsidiary at all times has maintained its principal place of business and chief executive office at such location or at other locations within the same state.

Section 4.8      ERISA.

(1)          As of the Closing Date and throughout the term of the Loan, (a) neither Borrower nor any Subsidiary is nor will be an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, and (b) the assets of Borrower and each Subsidiary do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA; and

(2)          As of the Closing Date and throughout the term of the Loan (a) neither Borrower nor any Subsidiary is nor will not be a “governmental plan” within the meaning of Section 3(3) of ERISA and (b) transactions by or with Borrower and each Subsidiary are not and will not be subject to state statutes applicable to Borrower or any Subsidiary regulating investments of and fiduciary obligations with respect to governmental plans.

(3)          Neither Borrower nor any Subsidiary has any employees.

Section 4.9      Margin Stock. No part of proceeds of the Loan will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.10    Tax Filings. Borrower and each Borrower Party have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower and each Borrower Party, respectively.

Section 4.11    Solvency. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed

Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). Giving effect to the Contribution Agreement, the fair saleable value of each Subsidiary’s assets exceeds and will, immediately following the making of the Loan, exceed each Subsidiary’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of each Subsidiary’s assets is and will, immediately following the making of the Loan and the encumbrance of the Projects by the Mortgages, be greater than each Subsidiary’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. No Subsidiary’s assets constitute and, immediately following the making of the Loan and the encumbrance of the Projects by the Mortgages will not constitute, unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Subsidiary intends to, nor does any Subsidiary believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by such Subsidiary and the amounts to be payable on or in respect of obligations of such Subsidiary). Except as expressly disclosed to Lender in writing, no petition in bankruptcy has been filed by or against Borrower or any Borrower Party in the last seven (7) years, and neither Borrower nor any Borrower Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither Borrower nor any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.

Section 4.12    Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower or any Borrower Party in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which adversely affects in any material respect, nor as far as Borrower can foresee, might adversely affect in any material respect, any Project or the business, operations or condition (financial or otherwise) of Borrower or any Borrower Party. All information supplied by Borrower regarding any other Collateral is accurate and complete in all material respects. All evidence of Borrower’s and each Borrower Party’s identity provided to Lender is genuine, and all related information is accurate.

ARTICLE 5

ENVIRONMENTAL MATTERS

Section 5.1      Representations and Warranties on Environmental Matters. To Borrower’s knowledge, except as set forth in the Site Assessments, (1) no Hazardous Material is now or was formerly used, stored, generated, manufactured, installed, disposed of or otherwise present at or about any Project or any property adjacent to any Project (except for cleaning and other products currently used in connection with the routine maintenance or repair of the Projects in full compliance with Environmental Laws), (2) all permits, licenses, approvals and filings required by Environmental Laws have been obtained, and the use, operation and condition of the Projects do not, and did not previously, violate any Environmental Laws, and (3) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding has been brought or been threatened, nor have any settlements been reached by or with any parties or any liens imposed in connection with any Project concerning Hazardous Materials or Environmental Laws.

Section 5.2      Covenants on Environmental Matters.

(1)         Borrower shall, and shall cause each Subsidiary to, (a) comply strictly and in all respects with applicable Environmental Laws; (b) notify Lender immediately upon Borrower’s or any Subsidiary’s discovery of any spill, discharge, release or presence of any Hazardous Material (except for cleaning and other products used in connection with routine maintenance or repair of the Projects in full compliance with Environmental Laws) at, upon, under, within, contiguous to or otherwise affecting any Project which may constitute a violation of Environmental Law; (c) promptly remove such Hazardous Materials and remediate the affected Project in full compliance with Environmental Laws and in accordance with the reasonable recommendations and specifications of an independent environmental consultant approved by Lender; and (d) promptly forward to Lender copies of all orders, notices, permits, applications or other communications and reports in connection with any spill, discharge, release or the presence of any Hazardous Material or any other matters relating to the Environmental Laws or any similar laws or regulations, as they may affect any Project, any Subsidiary or Borrower.

(2)         Borrower shall not cause, shall prohibit any other Person within the control of Borrower (including the Subsidiaries) from causing, and shall use prudent, commercially reasonable efforts to prohibit other Persons (including tenants) from causing (a) any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials (except for cleaning and other products used in connection with routine maintenance or repair of the Projects in full compliance with Environmental Laws) at, upon, under, within or about any Project or the transportation of any Hazardous Materials to or from any Project, (b) any underground storage tanks to be installed at any Project, or (c) any activity that requires a permit or other authorization under Environmental Laws to be conducted at any Project.

(3)         Borrower shall provide to Lender, at Borrower’s expense promptly upon the written request of Lender from time to time, a Site Assessment for any Project or; if required by Lender, an update to any existing Site Assessment for any Project, to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within such Project. Borrower shall pay the cost of no more than one such Site Assessment or update for each Project in any twelve (12)-month period, unless Lender’s request for a Site Assessment is based on either information provided under Section 5.2(1), a reasonable suspicion of Hazardous Materials at or near a Project, a breach of representations under Section 5.1, or an Event of Default, in which case any such Site Assessment or update shall be at Borrower’s expense.

(4)         Within 120 days after the Closing Date, Borrower shall cause to be prepared by environmental engineers approved by Lender, and shall deliver to Lender, Operations and Maintenance Programs (collectively, the “O&M Programs”) for the removal or encapsulation of, or other action for handling, asbestos-containing materials at the Projects referenced on Schedule 1.1(B) known as “1019 Norwood, MA,” “1206 Waltham, MA,” 1073 Arvada, CO,” “1075 Thornton, CO”, “1076 Westminster, CO,” “1195 Lanham, MD,” “1197 Morrisville, PA” and “1198 Philadelphia, PA” (collectively, the “O&M Projects”‘). Borrower shall immediately implement the O&M Programs. Prior to the commencement of any construction, rehabilitation, modification or renovation at any O&M Project, including any such work which requires the removal of any materials or improvements of any kind in connection with the ceiling, subflooring, floor tiles, baseboard, wall texture, pipe insulation and other portions of such Project containing asbestos-containing materials (the “ACM-Related Work”), all ACM-Related Work shall be implemented in accordance with the procedures and programs in the O&M Program for such Project and all applicable governmental requirements. Each O&M Program and work resulting therefrom shall be conducted by an accredited, licensed, abatement contractor using state-of-the-art work practices and procedures and shall include all monitoring and project management performed by an accredited asbestos consultant. Borrower shall deliver to Lender promptly when available, copies of all reports, notices, submittals, permits, licenses, and certificates relating to any O&M Program. For each O&M Program, until all matters in such O&M Program have been satisfied, Borrower shall deliver to Lender, on or before the first day of each Loan Year, evidence of an annual inspection by the environmental engineers for the O&M Project covered thereby, addressing the status of affected space requiring ACM-Related Work or other action with respect to Hazardous Materials. Borrower shall follow the procedures of the O&M Programs with respect to any additional Hazardous Materials revealed by any annual inspection. All fees and expenses incurred for all such inspections and review and approval of any O&M Program shall be paid by Borrower.

Section 5.3   Allocation of Risks and Indemnity. As between Borrower and Lender, and except as expressly set forth below in this Section 5.3, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within, contiguous to or otherwise affecting the Projects, shall lie solely with Borrower. Accordingly, except as expressly set forth below in this Section 5.3, Borrower shall bear all risks and costs associated with any loss (including any loss in value attributable to Hazardous

Materials), damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation required under this Agreement. Borrower shall at all times indemnify, defend and hold Lender harmless from and against any and all claims, suits, actions, debts, damages, losses, liabilities, litigations, judgments, charges, costs and expenses (including reasonable costs of defense), of any nature whatsoever proffered or incurred by Lender, whether as mortgagee or beneficiary under the Mortgages, as mortgagee in possession, or as successor-in-interest to Borrower or the Subsidiaries by foreclosure deed or deed in lieu of foreclosure, and whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including those arising from the joint, concurrent or comparative negligence of Lender, under or on account of the Environmental Laws, including the assertion of any lien thereunder, with respect to: (1) a breach of any representation, warranty or covenant of Borrower contained in this Article 5; (2) any acts performed by Lender pursuant to the provisions of this Article 5; (3) any discharge of Hazardous Materials, the threat of discharge of any Hazardous Materials or the storage or presence of any Hazardous Materials affecting any Project whether or not the same originates or emanates from a Project or any contiguous real estate, including any loss of value of any Project as a result of the foregoing; (4) any costs of removal or remedial action incurred by the United States Government or any costs incurred by any other Person or damages from injury to, destruction of, or loss of natural resources including reasonable costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Laws; (5) liability for personal injury or property damage arising under any statutory or common law tort theory, including without limitation damages assessed for the maintenance of a public or private nuisance or for the carrying on of an abnormally dangerous activity at, upon, under or within any Project; and/or (6) any other environmental matter affecting any Project within the jurisdiction of the Environmental Protection Agency, any other federal agency or any state or local environmental agency. The foregoing notwithstanding, Borrower shall not be liable under the foregoing indemnification to the extent any such loss, liability, damage, claim, cost or expense results solely from Lender’s gross negligence or willful misconduct. Borrower’s obligations under this Article 5 shall arise upon the discovery of the presence of any Hazardous Material, whether or not the Environmental Protection Agency, any other federal agency or any state or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials and whether or not the existence of any such Hazardous Material or potential liability on account thereof is disclosed in any Site Assessment, and shall continue notwithstanding the repayment of the Loan or any transfer or sale of any right, title and interest in the Projects (by foreclosure, deed in lieu of foreclosure or otherwise). Notwithstanding the foregoing, subject to the conditions specified below in this Section 5.3, Borrower shall not be liable under this Section 5.3 for such indemnified matters directly created or arising from events or conditions caused or created by Lender with respect to any Project and first existing after Lender acquires title to such Project by foreclosure or acceptance of a deed in lieu thereof, but only if (a) Borrower delivers to Lender a current site assessment evidencing the presence of no Hazardous Materials on such Project and no violation of any Environmental Laws with respect to such Project not more than ninety (90) days and not less than thirty (30) days prior thereto, and (b) such loss, liability, damage, claim, cost or expense does not directly or indirectly arise from or relate to any release of or exposure to any Hazardous Material (including personal injury or damage to property), non-compliance with any Environmental Laws, or remediation existing or occurring prior to the date Lender acquires title to such Project.

Section 5.4    Lender’s Right to Protect Collateral.   If (1) any discharge of Hazardous Materials or the threat of a discharge of Hazardous Material affecting any Project occurs, whether originating or emanating from such Project or any contiguous real estate, and/or (2) Borrower or any Subsidiary fails to comply with any Environmental Laws or related regulations, Lender may at its election, but without the obligation so to do, give such notices and/or cause such work to be performed at the affected Project and/or take any and all other actions as Lender shall deem necessary or advisable in order to abate the discharge of any Hazardous Material, remove the Hazardous Material or cure Borrower’s or such Subsidiary’s noncompliance.

Section 5.5    No Waiver. Notwithstanding any provision in this Article 5 or elsewhere in the Loan Documents, or any rights or remedies granted by the Loan Documents, Lender does not waive and expressly reserves all rights and benefits now or hereafter accruing to Lender under any “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended. No action taken by Lender pursuant to the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under any “security interest exception.”

ARTICLE 6

LEASING MATTERS

Section 6.1    Representations and Warranties on Leases. Borrower represents and warrants to Lender with respect to leases of each Project that: (1) the rent roll delivered to Lender is true and correct, and the leases are valid and in full force and effect; (2) the leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (3) the copies of the leases delivered to Lender are true and complete; (4) neither the landlord nor more than (i) five percent (5%) of the self-storage tenants at any one Project and (ii) five percent (5%) of all self-storage tenants at all Projects are in default under any of the leases; (5) no retail or office tenant is in default under any of the leases which would represent more than five percent (5%) of the Operating Revenues of any one Project or the Projects in aggregate; (6) Borrower has no knowledge of any notice of termination or default with respect to any retail or office lease which would represent more than five percent (5%) of the Operating Revenues of any one Project or the Projects in aggregate (except that Foster-Miller has given notice that it is terminating the Foster-Miller Lease); (7) Borrower has not assigned or pledged any of the leases, the rents or any interests therein except to Lender; (8) no tenant or other party has an option to purchase all or any portion of any Project; (9) no retail or office tenant has the right to terminate its lease prior to expiration of the stated term of such lease; (10) not more than five percent (5%) of the self-storage tenants at any Project has prepaid more than one month’s rent in advance (except for bona fide security deposits not in excess of an amount equal to two month’s rent), and no self-storage tenants have prepaid more than twelve month’s rent in advance; (11) no retail or office tenant has prepaid more than one month’s rent in advance (except for bona fide security deposits not in excess of an amount equal to two month’s rent); and (12) all existing retail and office leases are subordinate to the applicable Mortgages either pursuant to their terms or a recorded subordination agreement, or are month-to-month leases.

Section 6.2    Standard Lease Form; Approval Rights. Except as provided below, all future leases and other rental arrangements shall in all respects be approved by Lender and shall be on a standard lease form provided to Lender with no material modifications (except as approved by Lender). Except as provided below, all retail and office leases and other rental arrangements shall in all respects be approved by Lender and shall be on a standard lease form approved by Lender with no material modifications (except as approved by Lender). Lender hereby approves of the Borrower’s current standard forms for self-storage leases and office/retail leases which have been provided to Lender. Retail and office lease forms shall provide that the tenant shall attorn to Lender, and that any cancellation, surrender, or amendment of such lease without the prior written consent of Lender shall be voidable by Lender. Borrower shall, and shall cause each Subsidiary to, hold, in trust, all tenant security deposits related to Borrower’s and such Subsidiary’s Project(s) in the manner required by the applicable leases and applicable law. Within ten (10) days after Lender’s request, Borrower shall furnish to Lender a statement of all tenant security deposits, copies of all retail and office leases not previously delivered to Lender and a current rent roll for each Project, each certified by Borrower as being true and correct. Notwithstanding anything contained in the Loan Documents, Lender’s approval shall not be required for future self-storage leases or self-storage lease extensions at a Project if there exists no Event of Default. Notwithstanding anything contained in the Loan Documents, Lender’s approval shall not be required for future retail or office leases or retail or office lease extensions at a Project if the following conditions are satisfied: (1) there exists no Potential Default or Event of Default; (2) the lease is on the standard lease form approved by Lender with no material modifications (except as approved by Lender, such approval not to be unreasonably withheld or delayed); (3) the lease does not conflict with any restrictive covenant affecting the Project or any other lease for space in the Project; and (4) the leased premises, when combined with all other space in the Project leased to the same tenant or any Affiliate thereof, are not greater than 5,000 rentable square feet, and the lease term is at least 36 months (but not more than 60 months).

Section 6.3    Covenants. Borrower shall, and shall cause each Subsidiary to, (1) perform the obligations which Borrower or such Subsidiary is required to perform under the leases; (2) enforce the obligations to be performed by the tenants under (i) self-storage leases to the extent customary in the ordinary course of Borrower’s business consistent with prudent property management practices and (ii) retail and office leases; (3) promptly furnish to Lender any notice of default or termination received by Borrower or any Subsidiary from, or given by Borrower or any Subsidiary to, any retail or office tenant unless such lease is for less than 1,000 rentable square feet; (4) not collect any rents from the self-storage tenants at any Project for more than thirty (30) days in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two months rent, and provided that the aggregate prepaid rents collected for more than one month in advance for any Project shall not exceed five percent (5%) of the annualized gross revenues from such Project; (5) not collect any rents from retail or office tenants for more than thirty (30) days in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two months rent; (6) not enter into any ground lease or master lease of any part of any Project; (7) not further assign or encumber any lease; (8) not, except with Lender’s prior written consent, cancel or accept surrender or termination of any retail or office lease of not less than 1,000 rentable square feet at any Project except in the ordinary course of business, consistent with prudent property management practices; and (9) not, except with Lender’s prior written consent, modify or amend any retail or office lease (except for non-material modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices for the particular property type, not affecting the economic terms of the lease) of not less than 1,000 rentable square feet at any Project, and any action in violation of clauses (6), (7), (8), and (9) of this Section 6.3 shall be void at the election of Lender.

Section 6.4      Tenant Estoppels. At Lender’s request, Borrower shall use commercially reasonable efforts to obtain and furnish to Lender, written estoppels in form and substance reasonably satisfactory to Lender, executed by self-storage tenants under any “corporate” or master leases of any part of any Project and by retail and office tenants under any leases of any part of any Project accounting for more than ten percent (10%) of the net rentable square footage of such Project and by retail and office tenants under any leases of any part of any Project in excess of 5,000 square feet, and confirming the term, rent, and other provisions and matters relating to the leases.

Section 6.5      Project Information. The information in Schedule 1.1(B) hereof with respect to each Project is correct.

ARTICLE 7

FINANCIAL REPORTING

Section 7.1      Financial Statements.

(1)         Monthly Reports. Within thirty (30) days after the end of each calendar month, Borrower shall furnish to Lender, on a Project-by-Project basis, a current (as of the calendar month just ended) balance sheet, a detailed operating statement (showing monthly activity and year-to-date) stating Operating Revenues, Operating Expenses and Net Cash Flow for the calendar month just ended, an updated rent roll for each Project, and, as requested by Lender, a written statement setting forth any variance from the annual budget, a general ledger, copies of bank statements and bank reconciliations and other documentation supporting the information disclosed in the most recent financial statements.

(2)         Annual Reports. Within ninety (90) days after the end of Borrower’s fiscal years, Borrower shall furnish to Lender, on a Project-by-Project basis, a current (as of the end of such fiscal year) balance sheet, a detailed operating statement stating Operating Revenues, Operating Expenses and Net Cash Flow for each of Borrower and each Project, and, if required by Lender at any time after an Event of Default has occurred (even if such Event of Default is subsequently waived by Lender in its sole discretion), prepared on a review basis and certified by an independent public accountant satisfactory to Lender, provided that in such event Borrower shall have an additional sixty (60) days to deliver such certified financial statements.

(3)         Certification: Supporting Documentation. Each such financial statement shall be in scope and detail satisfactory to Lender and certified by the chief financial representative of Borrower.

(4)         Tax Returns. Borrower shall furnish to Lender copies of Borrower’s and each Subsidiary’s filed federal, state and (if applicable) local income tax returns for each taxable year (with all forms and supporting schedules attached) within thirty (30) days after filing. Alternatively, if Borrower and each Subsidiary are included in a consolidated tax return pursuant to applicable tax law, delivery of such consolidated tax statements (with all forms and supporting schedules attached) within thirty (30) days after filing shall satisfy this requirement.

Section 7.2    Accounting Principles. All financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied from year to year. If the financial statements are prepared on an accrual basis, such statements shall be accompanied by a reconciliation to cash basis accounting principles.

Section 7.3   Other Information. Borrower shall deliver to Lender such additional information regarding Borrower, the Subsidiaries, its business, any Borrower Party, and the Projects within thirty (30) days after Lender’s request therefor.

Section 7.4    Annual Budget. Borrower shall provide to Lender its proposed annual capital improvements budget for each Project for each fiscal year for Lender’s review and approval, which approval shall not be unreasonably withheld, and Borrower shall provide to Lender its proposed annual operating budget for each Project for such fiscal year for Lender’s review. Both such budgets shall be provided within ninety (90) days after the commencement of each fiscal year.

Section 7.5    Audits. Lender’s employees and third party consultants shall be entitled to perform such financial investigations and audits of Borrower’s and each Subsidiary’s books and records as Lender shall deem necessary. Borrower shall reimburse Lender for the costs of (i) one financial audit of Borrower, the Subsidiaries and all Projects per Loan Year, (ii) any financial audits required in connection with determining the Debt Service Coverage in accordance with this Agreement, and (iii) any additional financial audits performed while any Event of Default exists. Borrower shall permit Lender and Lender’s agents and consultants to examine such records, books and papers of Borrower and each Subsidiary which reflect upon its financial condition, the income and expenses relative to the Projects and the representations set forth in Article 9. Borrower authorizes Lender to communicate directly with Borrower’s and each Subsidiary’s independent certified public accountants; provided that Borrower shall have the right to participate in all communications with such accountants, and Borrower agrees to not impair, impede or delay such communications. Borrower authorizes such accountants to disclose to Lender any and all financial statements and other supporting financial documents and schedules, including copies of any management letter, with respect to the business, financial condition and other affairs of Borrower and each Subsidiary.

ARTICLE 8

COVENANTS

Borrower covenants and agrees with Lender as follows:

Section 8.1      Due on Sale and Encumbrance; Transfers of Interests. Without the prior written consent of Lender,

(1)         Except as permitted under Section 2.8, no Transfer shall occur or be permitted, nor shall Borrower enter into any easement or other agreement granting rights in or restricting the use or development of any Project; and

(2)         no Transfer shall occur or be permitted alone or in the aggregate which would (a) cause Borrower to cease to own one hundred percent (100%) of the beneficial interests in the Non-New Jersey Subsidiaries and the Non-New Jersey Projects, (b) cause either Borrower or ESP 7 to cease to own one hundred percent (100%) of the beneficial interests in the New Jersey Subsidiaries and the New Jersey Projects, (c) cause either (i) ESP 7 to cease to own one hundred percent of the ownership interests in Borrower, or (ii) Extra Space Storage LLC, a Delaware limited liability company (“ESS”) to cease to own one hundred percent of the ownership interests in Borrower, (d) cause ESS to own less than (i) fifty-one percent (51%) of the ownership interests in ESP 7 or (ii) one hundred percent (100%) of the ownership interests in the general partner of ESP 7 (unless (A) ESS directly owns 100% of the ownership interests in Borrower under subsection (c)(ii) above and (B) ESP 7 no longer directly owns any membership interest in any New Jersey Subsidiary that owns any Project serving as Collateral), (e) cause ESS to cease to be wholly-owned and controlled by a limited partnership (the “REIT OP”) functioning as the REIT’s (as defined below) operating partnership, (f) cause either Extra Space Management, Inc. (so long as Extra Space Management, Inc. remains a Qualified Manager), or a Qualified Manager (defined below), to cease to be associated with and directly involved with day to day operational and management responsibilities for the business of the REIT OP, ESS and Borrower or (g) result in a new general partner, member or limited partner having the ability to control the affairs of Borrower or ESP 7 being admitted to or created in Borrower or ESP 7 (or result in any existing general partner or member or controlling limited partner withdrawing from Borrower or ESP 7).

As used in this Agreement, “Transfer” shall mean any direct or indirect sale, transfer, conveyance, installment sale, master lease, mortgage, pledge, encumbrance, grant of Lien or other interest, license, lease, alienation or assignment, whether voluntary or involuntary, of all or any portion of the direct or indirect legal or beneficial ownership of, or any interest in (a) any Project or any part thereof or (b) Borrower or ESP 7, including any agreement to transfer or cede to another Person any voting, management or approval rights, or any other rights, appurtenant to any such legal or beneficial ownership or other interest. “Transfer” is specifically intended to include any pledge or assignment, directly or indirectly, of a controlling interest in Borrower or ESP 7 or any of either’s general partner, controlling limited partner or controlling member for purposes of securing so-called “mezzanine” indebtedness. “Transfer” shall not include (i) the leasing of individual units within any Project so long as Borrower complies with the provisions of the Loan Documents relating to such leasing activity; or (ii) the transfer of limited partner or non-managing member interests in ESS so long as the transfer does not violate the provisions of Sections 8.1(2), and does not violate the provisions of Article 9. As used in this Section 3.9, “control”, and the correlative terms “controlled by” and “controlling”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the business and affairs of the entity in question by reason of ownership of beneficial interests, by contract or otherwise. As used herein, “Qualified Manager” shall mean a reputable and experienced owner, operator developer or manager of Class “A” or “B” self-storage facilities that (1) has at least ten (10) years experience in the ownership, operation, development or management of Class “A” or “B” self-storage facilities, (2) is the owner, operator, developer or manager of self-storage facilities containing, in the aggregate, not less than 2,000,000 rentable square feet, and (3) is not, and within the last seven (7) years has not, been the subject of a bankruptcy proceeding. As used herein, “REIT” shall mean Extra Space Storage Inc., or any successor corporation which has one or more classes of shares or other ownership interests that are registered with the Securities Exchange Commission and are publicly traded on a national securities exchange or in the over-the-counter securities market.

Without limiting the foregoing, Borrower further agrees that it will require each Person that proposes to become a partner, member or shareholder (each such Person, an “Interest Holder”) in Borrower after the Closing Date to sign and deliver to Borrower, within thirty (30) days after such transfer (and Borrower shall deliver to Lender promptly after receipt), a certificate executed by a duly authorized officer of the new Interest Holder containing representations, warranties and covenants substantially the same as the representations, warranties and covenants provided by Borrower in Article 9 hereof.

Section 8.2      Taxes; Charges. Borrower shall pay (or cause the Subsidiaries to pay) before any fine, penalty, interest or cost may be added thereto, and shall not enter into (or permit any Subsidiary to enter into) any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other governmental charges that may become a Lien upon any Project or become payable during the term of the Loan, and will promptly furnish Lender with evidence of such payment; however, Borrower’s compliance with Section 3.4 of this Agreement relating to impounds for taxes and assessments shall, with respect to payment of such taxes and assessments, be deemed compliance with this Section 8.2. Borrower shall not, and shall not permit any Subsidiary to, suffer or permit the joint assessment of any Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrower shall, or shall cause each Subsidiary to, pay when due all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a Lien on Borrower’s or such Subsidiary’s Project; however, Borrower or any Subsidiary, as applicable, may contest the validity of such claims and demands so long as (1) Borrower notifies Lender that Borrower or such Subsidiary intends to contest such claim or demand, (2) Borrower or such Subsidiary provides Lender with an indemnity, bond or other security satisfactory to Lender (including an endorsement to the Title Insurance Policies insuring against such claim or demand) assuring the discharge of Borrower or such Subsidiary’s obligations for such claims and demands, including interest and penalties, and (3) Borrower or such Subsidiary is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which the applicable Project is scheduled to be sold for non-payment.

Section 8.3      Control; Management. Without the prior written consent of Lender, there shall be no change in the day-to-day control and management of Borrower or Borrower’s general partner or managing member, and no change in their respective organizational documents relating to control over Borrower, Borrower’s general partner or managing member and/or any Project. Borrower shall not, nor shall Borrower permit any Subsidiary to, enter into, terminate, replace or appoint any property manager or terminate or amend the property management agreement in any material respect for any Project without Lender’s prior written approval. Any change in ownership or control of a property manager shall be cause for Lender to re-approve such property manager and its property management agreement. Each property manager shall hold and maintain all necessary licenses, certifications and permits required by law. Borrower shall fully perform all of its covenants, agreements and obligations under any property management agreement to which it is a party. Borrower shall cause each Subsidiary to fully perform all of its covenants, agreements and obligations under any property management agreement to which Subsidiary is a party. Notwithstanding anything to the contrary in this Section 8.3, changes in the individual officers and directors and managers of the REIT and its subsidiaries shall be permitted without the consent of Lender so long as such entities maintain their status as Qualified Managers.

Section 8.4      Operation; Maintenance; Inspection. Borrower shall, and shall cause each Subsidiary to, observe and comply with all legal requirements applicable to its existence and to the ownership, use and operation of the Projects. Borrower shall, and shall cause the Subsidiaries to, maintain the Projects in good condition and promptly repair any damage or casualty. Borrower shall not, and shall not permit any Subsidiary to, without the prior written consent of Lender, undertake any material alteration of any Project or permit any of the fixtures or personalty owned by Borrower or any Subsidiary to be removed at any time from any Project, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and is replaced by an article of equal or better suitability and value, owned by Borrower or such Subsidiary and free and clear of any Liens except those in favor of Lender. Borrower shall, and shall cause the Subsidiaries to, permit Lender and its agents, representatives and employees, upon reasonable prior notice to Borrower, to inspect the Projects and conduct such environmental and engineering studies as Lender may require, provided such inspections and studies do not materially interfere with the use and operation of the Projects. Notwithstanding the foregoing, Borrower and its Subsidiaries shall be permitted to convert any or all of the existing office, retail or industrial space at the “1073 Arvada, CO” Project or the “1206 Waltham, MA” Project to self storage uses, or to otherwise build out such existing spaces for future tenants; provided that such activities do not violate other provisions of this Agreement, including without limitation prohibitions against Liens and other Debt.

Section 8.5      Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. If there shall be enacted any law (1) deducting all or a portion of the Loan from the value of any Project for the purpose of taxation, (2) affecting any Lien on any Project, or (3) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.

Section 8.6      Legal Existence; Name, Etc. Borrower shall, and shall cause each Subsidiary to, preserve and keep in full force and effect its existence as, and at all times operate as, a Single Purpose Entity. Borrower and each general partner or managing member in Borrower shall, and shall cause each Subsidiary to, preserve and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Projects. Neither Borrower, ESP 7 nor any general partner or managing member of Borrower or ESP 7 shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into any Person, or permit any Subsidiary or Affiliate of Borrower or ESP 7 to do so. Without limiting the foregoing, neither Borrower nor ESP 7 shall, nor shall either permit any Subsidiary to, reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Closing Date. Borrower, ESP 7 and each general partner or managing member in Borrower and ESP 7 shall, and shall cause each Subsidiary to, conduct business only in its own name and shall not change its name, identity, organizational structure, state of formation or the location of its chief executive office or principal place of business unless Borrower (1) shall have obtained the prior written consent of Lender to such change, and (2) shall have taken all actions necessary or requested by Lender to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents. Borrower and ESP 7 (and each general partner or managing member in Borrower and ESP 7, if any) shall, and shall cause each Subsidiary to, maintain its separateness as an entity, including maintaining separate books, records, and accounts and observing corporate and partnership formalities independent of any other entity, shall pay its obligations with its own funds and shall not commingle funds or assets with those of any other entity. If Borrower or any Subsidiary does not have an organizational identification number and later obtains one, Borrower shall promptly notify Lender of such organizational identification number.

Section 8.7      Affiliate Transactions. Without the prior written consent of Lender, Borrower, ESP 7 and the Subsidiaries shall not engage in any transaction affecting any Project with an Affiliate of Borrower or of any Borrower Party except for transactions for which (i) the terms are commercially reasonable and competitive with amounts that would be paid to or received from third parties on an “arm’s length” basis, (ii) the terms are reduced to a writing covering all material aspects of such arrangement, and (iii) the agreement is terminable without cause by Borrower, ESP 7, Subsidiary or, after the occurrence of an Event of Default, Lender, without penalty or fee, upon no more than thirty (30) days’ prior written notice.

Section 8.8      Limitation on Other Debt. Borrower (and each general partner or managing member in Borrower, if any) shall not, without the prior written consent of Lender, (1) incur any Debt other than the Loan and (2) permit the Subsidiaries to incur any Debt other than their obligations under the Mortgages and customary trade payables which are payable, and shall be paid, within sixty (60) days of when incurred.

Section 8.9            Further Assurances. Borrower shall promptly (1) cure, or cause the appropriate Borrower Party to cure, any defects in the execution and delivery of the Loan Documents, (2) provide, and to cause each Borrower Party to provide, Lender such additional information and documentation on Borrower’s and each Borrower Party’s legal or beneficial ownership, policies, procedures and sources of funds as Lender deems necessary or prudent to enable Lender to comply with Anti-Money Laundering Laws as now in existence or hereafter amended, and (3) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the collateral for the Loan, to correct any omissions in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith. From time to time upon the written request of Lender, Borrower shall deliver to Lender a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for each Borrower Party and each holder of a direct legal interest in Borrower or ESP 7.

Section 8.10          Estoppel Certificates. Borrower, within ten (10) days after request, shall furnish to Lender a written statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other matters as Lender reasonably may request.

Section 8.11          Notice of Certain Events. Borrower shall promptly notify Lender of (1) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (2) any notice of default received by Borrower or any Subsidiary under other obligations relating to any Project or otherwise material to Borrower’s or any Subsidiary’s business; and (3) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower or any Subsidiary and any governmental authority, affecting Borrower, any Subsidiary or any Project in any material respect.

Section 8.12          Indemnification. Except for matters caused by Lender’s gross negligence or willful misconduct, Borrower shall indemnify, defend and hold Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs and disbursements (including the reasonable fees and actual expenses of Lender’s counsel) of any kind or nature whatsoever, including those arising from the joint, concurrent, or comparative negligence of Lender, in connection with (1) any inspection, review or testing of or with respect to the Projects, (2) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Lender is designated a party thereto, commenced or threatened at any time (including after the repayment of the Loan) in any way related to the execution, delivery or performance of any Loan Document or to any Project, (3) any proceeding instituted by any Person claiming a Lien, and (4) any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the Loan, any Project, or any of the transactions contemplated in the Loan Documents, except to the extent any of the foregoing is caused by Lender’s gross negligence or willful misconduct.

Section 8.13          Application of Operating Revenues. All Operating Revenues shall be applied to the payment of Debt Service and other payments due under the Loan Documents, taxes, assessments, water charges, sewer rents and other governmental charges levied, assessed or imposed against the Projects, insurance premiums, operations and maintenance charges relating to the Projects, and other obligations of the lessor under leases of space at each Project, before using Operating Revenues for any other purpose.

Section 8.14          Representations and Warranties. Borrower will cause all representations and warranties to remain true and correct all times while any portion of the Loan remains outstanding.

Section 8.15          Immediate Repairs. Within six (6) months after the Closing Date, Borrower shall deliver to Lender evidence reasonably satisfactory to Lender that Borrower has completed, Lien free and in accordance with applicable Laws, the immediate repairs work described in the table set forth in Schedule 8.15 for the designated Projects (as such work is more particularly described in the engineering reports for such Projects prepared by Lender’s consultant(s) in connection with the Loan closing, copies of which have been delivered to Borrower).

Section 8.16          1206 Waltham, MA Lease. On or before July 31, 2008, Borrower shall either (i) deliver to Lender evidence reasonably satisfactory to Lender that Foster-Miller or one or more other tenants acceptable to Lender have leased the entirety of the space currently covered by the Foster-Miller Lease through at least October 31, 2013 (with no early termination rights or options) at an annual base rental rate of not less than $22.00 per square foot plus percentage rent and other amounts equivalent to those due under the Foster-Miller Lease (and such lease or leases otherwise comply with the terms of this Agreement), and each such tenant has accepted possession of its leased premises, has commenced paying rent, is not then otherwise in default under its lease, and has executed and delivered to Lender an estoppel certificate, in form and substance satisfactory to Lender, confirming the foregoing matters and such other matters concerning such tenant and its lease as Lender reasonably requires, or (ii) have (A) caused the Project known as “1206 Waltham, MA” to be released from the Lien of the Loan Documents in accordance with Section 2.8 above and (B) added one or more Additional Project(s) in accordance with Section 2.9 above which have an aggregate Valuation Amount that equals or exceeds the Valuation Amount of the “1206 Waltham, MA” Project, and which would increase the Debt Service Coverage to at least 1.15:1.00 based on an Applicable Margin of 2.05% and assuming the outstanding Loan balance equals the Maximum Commitment. Should Borrower fail to satisfy the requirements set forth in either of clause (i) or (ii) above, Lender, in its sole and absolute discretion, may decrease the Valuation Amount and the Underwritten NOI of the “1206 Waltham, MA” Project to exclude any value or income attributable to retail or office uses.

Section 8.17          Contribution Agreement. Without the prior written consent of Lender, Borrower and the Subsidiaries shall not amend, modify or terminate the Contribution Agreement.

ARTICLE 9

ANTI-MONEY LAUNDERING AND

INTERNATIONAL TRADE CONTROLS

Section 9.1       Compliance with International Trade Control Laws and OFAC Regulations. Borrower represents, warrants and covenants to Lender that:

(1)          It is not now nor shall it be at any time until after the Loan is fully repaid a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(2)          No Borrower Party and no Person who owns a direct interest in Borrower is now nor shall be at any time until after the Loan is fully repaid a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

Section 9.2       Borrower’s Funds. Borrower represents, warrants and covenants to Lender that:

(1)          It has taken, and shall continue to take until after the Loan is fully repaid, such measures as are required by law to verify that the funds invested in the Borrower are derived (a) from transactions that do not violate U.S. law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (b) from permissible sources under U.S. law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(2)          To the best of its knowledge, neither Borrower, nor any Borrower Party, nor any holder of a direct interest in Borrower, nor any Person providing funds to Borrower (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (b) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and (c) has had any of its/his/her funds seized or forfeited in any action under any Anti-Money Laundering Laws.

(3)          Borrower shall make payments on the Loan using funds invested in Borrower, Operating Revenues or insurance proceeds unless otherwise agreed to by Lender.

(4)      To the best of Borrower’s knowledge, as of the Closing Date and at all times during the term of the Loan, all Operating Revenues are and will be derived from lawful business activities of Project tenants or other permissible sources under U.S. law. Notwithstanding the foregoing, Borrower shall not be in violation of this Section 9.2(4) if upon discovery that Operating Revenues are derived from the unlawful business activity of a Project tenant, or from any impermissible source under U.S. law, Borrower takes commercially reasonable steps to terminate or remove or prohibit the same.

(5)      During the term of the Loan and on the Maturity Date, Borrower will take reasonable steps to verify that funds used to make payments on the Loan and to repay the Loan in full (whether in connection with a refinancing, asset sale or otherwise) are from sources permissible under U.S. law and to the extent such funds originate outside the United States, permissible under the laws of the jurisdiction in which they originated.

ARTICLE 10

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default under the Loan:

Section 10.1         Payments. Borrower’s failure to pay any regularly scheduled installment of principal, interest or other amount due under the Loan Documents within five (5) days after the date when due, or Borrower’s failure to pay the Loan at the Maturity Date, whether by acceleration or otherwise.

Section 10.2         Insurance. Borrower’s failure to maintain or cause any Subsidiary to maintain insurance as required under Section 3.1 of this Agreement.

Section 10.3         Transfer. Any Transfer occurs in violation of Section 8.1 of this Agreement.

Section 10.4         Covenants. Borrower’s failure to perform, observe or comply with any of the agreements, covenants or provisions contained in this Agreement or in any of the other Loan Documents, or any Borrower Party’s failure to perform observe or comply with any of the agreements, covenants or provisions contained in any of the other Loan Documents to which it is a party (in each case, other than those agreements, covenants and provisions referred to elsewhere in this Article 10), and the continuance of such failure for thirty (30) days after notice by Lender to Borrower; however, subject to any shorter period for curing any failure by Borrower or the applicable Borrower Party as specified in any of the other Loan Documents, Borrower or the applicable Borrower Party shall have an additional sixty (60) days to cure such failure if (1) such failure does not involve the failure to make payments on a monetary obligation; (2) such failure cannot reasonably be cured within thirty (30) days but, using reasonable diligence, is curable within such 60-day period; (3) Borrower or the applicable Borrower Party is diligently undertaking to cure such default, and (4) Borrower or the applicable Borrower Party has provided Lender with security reasonably satisfactory to Lender against any interruption of payment or impairment of collateral as a result of such continuing failure. The notice and cure provisions of this Section 10.4 do not apply to the other Events of Default described in this Article 10 or to Borrower’s or any Borrower Party’s failure to perform, observe or comply with any of the agreements, covenants or provisions contained in Article 9 (for which no notice and cure period shall apply).

Section 10.5         Representations and Warranties. Any representation or warranty made in any Loan Document proves to be untrue in any material respect when made or deemed made.

Section 10.6         Other Encumbrances. Any default under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on any Project or any part thereof.

Section 10.7         Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against Borrower, any Borrower Party or any other Person having an ownership or security interest in any Project (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its Debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.

Section 10.8         Voluntary Petitions, Etc. Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.

Section 10.9         Joinder. Any Joinder Party’s failure to timely perform, observe or comply with any of the agreements, covenants or provisions contained in the Joinder hereto.

ARTICLE 11

REMEDIES

Section 11.1         Remedies - Insolvency Events. Upon the occurrence of any Event of Default described in Section 10.7 or 10.8, the obligations of Lender to advance amounts hereunder shall immediately terminate, and all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower; however, if the Bankruptcy Party under Section 10.7 or 10.8 is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Lender’s election, in Lender’s sole discretion.

Section 11.2         Remedies - Other Events. Except as set forth in Section 11.1 above, while any Event of Default exists, Lender may (1) by written notice to Borrower, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, (2) terminate the obligation, if any, of Lender to advance amounts hereunder, and (3) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.

Section 11.3         Lender’s Right to Perform the Obligations. If Borrower or any Subsidiary shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower or any Subsidiary and without waiving or releasing any other right, remedy or recourse Lender may have because of such Event of Default, Borrower (on its own behalf and of behalf of the Subsidiaries) agrees that Lender may (but shall not be obligated to) make such payment or perform such act for the account of Borrower or the applicable Subsidiary and at the expense of Borrower, and shall have the right to enter upon the Projects for such purpose and to take all such action thereon and with respect to the Projects as it may deem necessary or appropriate. If Lender shall elect to pay any sum due with reference to any Project, Lender may do so in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Lender shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Borrower shall indemnify, defend and hold Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed by Lender pursuant to the provisions of this Section 11.3, including those arising from the joint, concurrent, or comparative negligence of Lender, except as a result of Lender’s gross negligence or willful misconduct. All sums paid by Lender pursuant to this Section 11.3 and all other sums expended by Lender to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrower to Lender upon demand.

ARTICLE 12

MISCELLANEOUS

Section 12.1    Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by telecopy or electronic mail (provided that for both telecopy and electronic mail delivery, an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provided in this Section 12.1). All such notices shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Borrower:	ESP Seven Subsidiary LLC
2795 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121
	Attention:	David L. Rasmussen, General Counsel
	Telecopy:	(801) 365-4947
E-Mail: drasmussen@extraspace.com

If to Lender:	General Electric Capital Corporation
c/o GE Real Estate
16479 Dallas Parkway, Suite 500
Addison, Texas 75001
	Attention:	Asset Manager/Extra Space Credit Line
	Telecopy:	(972) 447-2520
E-Mail: scot.florsheim@gecapital.com

Any notice so addressed and sent by United States mail or overnight courier shall be deemed to be given on the earliest of (1) when actually delivered, (2) on the first Business Day after deposit with an overnight air courier service, or (3) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee (except as otherwise provided in the Mortgages). Any notice so delivered in person shall be deemed to be given when receipted for by, or actually received by Lender or Borrower, as the case may be. If given by telecopy, a notice shall be deemed given and received when the telecopy is transmitted to the party’s telecopy number specified above and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1. If given by electronic mail, a notice shall be deemed given and received when the electronic mail is transmitted to the recipient’s electronic mail address specified above and electronic confirmation of receipt (either by reply from the recipient or by automated response to a request for delivery receipt) is received by the sending party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provided in this Section 12.1. Except for telecopy and electronic mail notices sent as expressly described above, no notice hereunder shall be effective if sent or delivered by electronic means. Either party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

Section 12.2    Amendments and Waivers; References. No amendment or waiver of any provision of the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought. This Agreement and the other Loan Documents shall not be executed, entered into, altered, amended, or modified by electronic means. Without limiting the generality of the foregoing, the Borrower and Lender hereby agree that the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in Section 12.1 regarding notices. Any reference to a Loan Document, whether in this Agreement or in any other Loan Document, shall be deemed to be a reference to such Loan Document as it may hereafter from time to time be amended, modified, supplemented and restated in accordance with the terms hereof.

Section 12.3    Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower and Lender with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law, then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Note by the holder thereof (or, if the Note has been paid in full, refunded to Borrower); and (2) if maturity is accelerated by reason of an election by Lender, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note (or, if the Note has been paid in full, refunded to Borrower). The terms and provisions of this Section 12.3 shall control and supersede every other provision of the Loan Documents. If at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by applicable state law (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents.

Section 12.4    Invalid Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

Section 12.5    Reimbursement of Expenses. Except as expressly provided in Section 5.2(3) and Section 7.5, Borrower shall pay all costs and expenses incurred by Lender in connection with the negotiation, documentation, closing, disbursement and administration of the Loan (excluding the costs of any sale of an interest in the Loan under Section 12.11), including fees and expenses of Lender’s attorneys and Lender’s environmental, engineering, accounting and other consultants; fees, charges and taxes for the recording or filing of Loan Documents; financial investigation, audit and inspection fees and costs; settlement of condemnation and casualty awards; title search costs, premiums for title insurance and endorsements thereto; and fees and costs for UCC and litigation searches and background checks. Borrower shall, upon request, promptly reimburse Lender for all amounts expended, advanced or incurred by Lender to collect the Note, or to enforce the rights of Lender under this Agreement or any other Loan Document, or to defend or assert the rights and claims of Lender under the Loan Documents or with respect to the Projects (by litigation or other proceedings), which amounts will include all court costs, attorneys’ fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Lender in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the date of disbursement until the date of reimbursement to Lender, all of which shall constitute part of the Loan and shall be secured by the Loan Documents.

Section 12.6    Approvals; Third Parties; Conditions. All rights retained or exercised by Lender to review or approve leases, contracts, plans, studies and other matters, including Borrower’s and any other Person’s compliance with the provisions of Article 9 and compliance with laws applicable to Borrower, the Projects or any other Person, are solely to facilitate Lender’s credit underwriting, and shall not be deemed or construed as a determination that Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Lender and Borrower and may not be enforced, nor relied upon, by any Person other than Lender and Borrower. All conditions of the obligations of Lender hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time in Lender’s sole discretion.

Section 12.7    Lender Not in Control; No Partnership. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs or management of Borrower, the power of Lender being limited to the rights to exercise the remedies referred to in the Loan Documents. The relationship between Borrower and Lender is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Lender and Borrower (or any Subsidiary) or to create an equity interest in the

Projects in Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower, to the Subsidiaries or to any other Person with respect to the Projects or the Loan, except as expressly provided in the Loan Documents; and notwithstanding any other provision of the Loan Documents: (1) Lender is not, and shall not be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or its stockholders, members, partners or Subsidiaries and Lender does not intend to ever assume such status; (2) Lender shall in no event be liable for any Debts, expenses or losses incurred or sustained by Borrower or any Subsidiary; and (3) Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or its stockholders, members, partners or Subsidiaries. Lender and Borrower disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between Lender and Borrower or the Subsidiaries, or to create any equity in the Projects in Lender, or any sharing of liabilities, losses, costs or expenses.

Section 12.8    Time of the Essence. Time is of the essence with respect to this Agreement.

Section 12.9    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Lender and Borrower and the respective successors and assigns of Lender and Borrower, provided that neither Borrower nor any other Borrower Party shall, without the prior written consent of Lender, assign any rights, duties or obligations hereunder.

Section 12.10    Renewal, Extension or Rearrangement. All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan. For portfolio management purposes, at any time during the term of the Loan Lender may elect to divide the Loan into two or more separate loans evidenced by separate promissory notes so long as the payment and other obligations of Borrower are not effectively increased or otherwise modified. Borrower agrees to cooperate, and to cause the Subsidiaries to cooperate, with Lender and to execute such documents as Lender reasonably may request to effect such division of the Loan.

Section 12.11    Sale of Loan, Participation. Lender, at any time and without the consent of Borrower or any Borrower Party, may grant participations in or sell, transfer, assign and convey all or any portion of its right, title and interest in and to the Loan, this Agreement and the other Loan Documents and any collateral given to secure the Loan. Lender shall have the right (but shall be under no obligation) to make available to any party for the purpose of granting participations in or selling, transferring, assigning or conveying all or any part of the Loan (including any governmental agency or authority and any prospective bidder at any foreclosure sale of any Project) any and all information which Lender may have with respect to the Projects, Borrower and any Borrower Party, whether provided by Borrower, any Borrower Party or any third party, or obtained as a result of any environmental assessments. Borrower and each Borrower Party agrees that Lender shall have no liability whatsoever as a result of delivering any such information to any third party, and Borrower and the other Borrower Parties, on behalf of themselves and their successors and assigns, hereby release and discharge Leader from any and all liabilities, claims, damages, or causes of action arising out of, connected with or incidental to the delivery of any such information to any third party.

Section 12.12    Waivers. No course of dealing on the part of Lender, its officers, employees, consultants or agents, nor any failure or delay by Lender with respect to exercising any right, power or privilege of Lender under any of the Loan Documents, shall operate as a waiver thereof.

Section 12.13    Cumulative Rights. Rights and remedies of Lender under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 12.14    Singular and Plural. Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.

Section 12.15    Phrases. When used in this Agreement and the other Loan Documents, the phrase “including” shall mean “including, but not limited to,” the phrase “satisfactory to Lender” shall mean “in form and substance satisfactory to Lender in all respects,” the phrase “with Lender’s consent” or “with Lender’s approval” shall mean such consent or approval at Lender’s sole discretion, and the phrase “acceptable to Lender” shall mean “acceptable to Lender at Lender’s sole discretion.”

Section 12.16    Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 12.17    Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 12.18    Promotional Material. Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, and describing the Loan in general terms or in detail and Lender’s participation in the Loan, provided that all references to Borrower contained in any such press releases, advertisements or promotional materials shall be approved in writing by Borrower in advance of issuance. All references to Lender contained in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by Lender in advance of issuance; provided, however, Lender shall not have any approval rights over any disclosures to, or filings with, the Securities and Exchange Commission or New York Stock Exchange (or similar public notices) made by REIT.

Section 12.19    Survival. All of the representations, warranties, covenants, and indemnities hereunder, and under the indemnification provisions of the other Loan Documents, shall survive the repayment in full of the Loan and the release of the liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Projects to any party, whether or not an Affiliate of Borrower.

Section 12.20    WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOAN OR THE PROJECTS (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER THIS AGREEMENT.

Section 12.21    Punitive or Consequential Damages; Waiver. Neither Lender nor Borrower shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loan or the transaction contemplated hereby, including any breach or other default by any party hereto. Borrower represents and warrants to Lender that as of the Closing Date neither Borrower nor any Borrower Party has any claims against Lender in connection with the Loan.

Section 12.22    Governing Law. Except as otherwise expressly provided in any of the other Loan Documents, in all respects, including all matters of construction, validity and performance, this Agreement, the other Loan Documents, and the obligations arising hereunder and thereunder, are being executed and delivered, and are intended to be performed, in the state of Utah and the laws of the state of Utah and of the United States of America shall govern the rights and duties of the parties hereto and the validity, construction, enforcement and interpretation of the Loan Documents, without regard to the principals thereof regarding conflict of laws. Lender and Borrower agree to submit to personal jurisdiction and to waive any objection as to venue in the County of Salt Lake, State of Utah. Nothing herein shall preclude Lender or Borrower from bringing suit or taking other legal action in any other jurisdiction.

Section 12.23    Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof, including any commitment letter (if any) issued by Lender with respect to the Loan. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between this Agreement and any of the other Loan Documents, the terms of this Agreement shall control.

Section 12.24    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 12.25    Agreements Regarding Borrower and Subsidiaries.

(1)          Performance of Obligations. Borrower and Lender acknowledge that (a) Borrower and ESP 7 have formed the Subsidiaries for the purposes of owning and operating certain Projects, (b) the Loan Documents contain many provisions relating to the Subsidiaries, the ownership and operation of certain Projects and the determination of Underwritten NOI, Net Cash Flow and net sales proceeds resulting from the operation and/or sale of such Projects, and (c) Borrower and ESP 7 collectively hold directly all of the beneficial ownership interests in the Subsidiaries and have total control of the Subsidiaries in all respects. Therefore, for purposes of this Agreement and each of the other Loan Documents, whether or not expressly stated herein or therein, whenever this Agreement or any of the other Loan Documents imposes any obligation on Borrower with respect to the Projects owned by the Subsidiaries (other than the Non-Borrower Subsidiaries) that would typically be an obligation performed by the direct owner of the Projects: (i) Borrower shall be obligated to perform such obligation itself, or to cause the applicable Subsidiary to perform such obligation on behalf of Borrower; and (ii) Borrower’s failure to perform any such obligation itself, or to cause the applicable Subsidiary to perform such obligation on behalf of Borrower, shall be deemed a default by Borrower hereunder. In addition, for purposes of all representations and warranties of Borrower under the Loan Documents, all knowledge of the Subsidiaries shall be attributed to Borrower. Even though particular covenants, obligations or representations and warranties set forth in this Agreement or any of the other Loan Documents may refer to Borrower only, all such references shall deemed subject to the foregoing rules of construction and any default in the performance of any such covenant or obligation, and any breach of any such representation and warranty, shall be deemed a default of Borrower hereunder.

(2)          Loan Advances and Payments By Lender. All advances of Loan proceeds may be made by Lender (at Lender’s option) to Borrower or directly to one or more Subsidiaries, and all such advances to (i) Subsidiaries other than Non-Borrower Subsidiaries shall be deemed to have been made by Lender to Borrower and thereupon contributed by Borrower to the capital of such Subsidiaries and (ii) Non-Borrower Subsidiaries shall be deemed to have been made by Lender to Borrower and thereupon distributed by Borrower to ESP 7, and thereupon contributed by ESP 7 to the capital of such Subsidiaries. Further, any reserve funds or other amounts that are disbursed by Lender to a Subsidiary under this Agreement or any of the other Loan Documents shall be deemed to have been disbursed to Borrower. Lender’s advance of any Loan funds or disbursement of any reserve funds or other amounts to or for the benefit or account of any Subsidiary shall constitute a complete discharge of Lender’s obligations to Borrower under the Loan Documents with respect to such sums; and the Subsidiaries and Borrower shall look solely to each other for the proper distribution of any such sums among themselves. Lender shall have no responsibility or liability whatsoever for the proper distribution of any such sums between Borrower and the Subsidiaries.

(3)          Communications. All notices, instructions and other communications of any nature (a) that are given to Lender by any Subsidiary shall be deemed to have been given by Borrower (and Borrower hereby appoints each Subsidiary to act as its agent for such purpose), and (b) that are given to a Subsidiary by Lender shall be deemed to have been given to Borrower.

ARTICLE 13

LIMITATIONS ON LIABILITY

Section 13.1    Limitation on Liability.

(1)          Except as provided below in this Section 13.1, Borrower shall not be personally liable for amounts due under the Loan Documents.

(2)          Borrower shall be personally liable to Lender for any deficiency, loss or damage suffered by Lender because of: (a) Borrower’s commission of a criminal act, (b) the failure by Borrower or any Borrower Party to apply any funds derived from any Project, including Operating Revenues, security deposits, insurance proceeds and condemnation awards, as required by the Loan Documents; (c) the fraud or misrepresentation by Borrower or any Borrower Party made in or in connection with the Loan Documents or the Loan; (d) Borrower’s, ESP 7’s or any Subsidiary’s collection of rents more than one month in advance (except to the extent permitted in Section 6.3) or entering into, modifying or canceling leases, or receipt of monies by Borrower or any Borrower Party in connection with the modification or cancellation of any leases, in violation of this Agreement or any of the other Loan Documents; (e) Borrower’s, ESP 7’s or any Subsidiary’s interference with Lender’s exercise of rights under the Assignment of Rents and Leases; (f) Borrower’s, ESP 7’s or any Subsidiary’s failure to turn over to Lender all tenant security deposits upon Lender’s demand following an Event of Default; (g) Borrower’s failure to timely renew any letter of credit issued in connection with the Loan; (h) Borrower’s, ESP 7’s or any Subsidiary’s failure to maintain insurance as required by this Agreement or to pay any taxes or assessments affecting any Project; (i) damage or destruction to any Project caused by the negligent or intentional acts or omissions of Borrower, ESP 7 any Subsidiary, its agents, employees, or contractors; (j) Borrower’s, ESP 7’s or any Subsidiary’s failure to perform its obligations with respect to environmental matters under Article 5; (k) Borrower’s failure to pay for any loss, liability or expense incurred by Lender arising out of any claim or allegation made by Borrower, ESP 7 or any Subsidiary, their successors or assigns, or any creditor of Borrower, ESP 7 or any Subsidiary, that this Agreement or the transactions contemplated by the Loan Documents establish a joint venture, partnership or other similar arrangement between Borrower, ESP 7 and/or any Subsidiary and Lender; (1) any brokerage commission or finder’s fees claimed in connection with the transactions contemplated by the Loan Documents; or (m) uninsured damage to any Project resulting from acts of terrorism. Borrower also shall be personally liable to Lender for any and all attorneys’ fees and expenses and court costs incurred by Lender in enforcing this Section 13.1(2) or otherwise incurred by Lender in connection with any of the foregoing matters, regardless of whether such matters are legal or equitable in nature or arise under tort or contract law.

(3)          Notwithstanding anything to the contrary contained in the Loan Documents, the limitation on Borrower’s liability contained in Section 13.1(1) SHALL BECOME NULL AND VOID and shall be of no further force and effect:

(a)    if any Transfer in violation of the Loan Documents occurs;

(b)    if Borrower, ESP 7, any Subsidiary or any of their respective members, partners or shareholders files a petition under the United States Bankruptcy Code or similar state insolvency laws;

(c)    if Borrower, ESP 7 or any Subsidiary becomes the subject of an involuntary proceeding under the United States Bankruptcy Code or similar state insolvency laws, and either (i) Borrower, ESP 7, any Subsidiary or any Affiliate of Borrower, ESP 7 or any Subsidiary conspired or cooperated with one or more creditors of Borrower, ESP 7 or the applicable Subsidiary to commence such involuntary proceeding, or (ii) Borrower, ESP 7 or the applicable Subsidiary fails to use commercially reasonable efforts to obtain a dismissal of such involuntary proceeding; or

(d)    without limiting paragraphs (b) and (c) above, upon the avoidance or any attempted avoidance or claim of avoidability by any Subsidiary or any Affiliate of any Subsidiary (whether directly by such Subsidiary or such Affiliate, as a debtor or as a debtor in possession), or by a trustee in bankruptcy, an assignee for the benefit of creditors or a receiver for any of them, whether brought directly by or on behalf of any Subsidiary’s creditors, equity holders or estate in a state or federal bankruptcy or insolvency proceeding or brought by any debtor, debtor in possession or trustee in bankruptcy, assignee for the benefit of creditors or receiver for any Subsidiary or any Affiliate of any Subsidiary or brought on behalf of any Subsidiary or any Affiliate of any Subsidiary as a creditor of any other Affiliate of any Subsidiary, or by any other Person, of (i) any transfer to (or for the benefit of) Lender of an interest of any Subsidiary in property (including the payment of money to Lender by any Subsidiary and the creation in favor of Lender of a lien or any other encumbrance on property of any Subsidiary pursuant to its Mortgage) or (ii) any obligation incurred by any Subsidiary under its Mortgage, which avoidance or attempted avoidance is brought pursuant to any state or federal fraudulent transfer, fraudulent conveyance, debtor-creditor, or partnership or corporate powers/authority statutory or common law, including Sections 544, 547 or 548 of Title 11 of the United States Code (or such successor statutory provision as may provide for a similar remedy) and the Uniform Fraudulent Transfer Act and the Uniform Fraudulent Conveyance Act (as adopted by any applicable state).

(4)          The limitation on Borrower’s personal liability in Section 13.1(1) shall not modify, increase, diminish or discharge the personal liability of any Joinder Party, except as otherwise expressly provided in the Joinder.

(5)          Nothing in this Section 13.1 shall be deemed to be a waiver of any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the United States Bankruptcy Code, as such sections may be amended, or corresponding or superseding sections of the Bankruptcy Amendments and Federal Judgeship Act of 1984, to file a claim for the full amount due to Lender under the Loan Documents or to require that all Collateral shall continue to secure the amounts due under the Loan Documents.

Section 13.2    Limitation on Liability of Lender’s Officers, Employees, Etc. Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of the Lender’s assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

[Remainder of page intentionally left blank.]

EXECUTED as of the date first written above.

LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation

By:	/s/ ERIC VESSELE
	Name:	ERIC VESSELE
	Title:	RISK MANAGER

BORROWER:

ESP SEVEN SUBSIDIARY LLC, a Delaware limited liability company

By:	/s/ Kent W Christensen
	Name:	Kent W Christensen
	Title:	Manager

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